Exhibit 99.1

Item 8. Financial Statements and Supplementary Schedules

Financial statement schedules other than that listed above have been omitted because the required information is contained in the financial statements and notes thereto, or because such schedules are not required or applicable.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, and for performing an assessment of the effectiveness of internal control over financial reporting as of December 31, 2004. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s system of internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Management performed an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 based upon criteria in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management determined that the Company’s internal control over financial reporting was effective as of December 31, 2004 based on the criteria in Internal Control-Integrated Framework issued by the COSO. Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

March 14, 2005

/s/ John F. Cassidy
John F. Cassidy
President and Chief Executive Officer

/s/ Brian A. Ross
Brian A. Ross
Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the

Shareowners of Cincinnati Bell Inc.

We have completed an integrated audit of Cincinnati Bell Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of Cincinnati Bell Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2003, the Company changed its method of accounting for asset retirement obligations in connection with the adoption of Statement of Financial Accounting Standards No. 143. In addition, as discussed in Note 4 to the consolidated financial statements, on January 1, 2002, the Company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

March 14, 2005, except for Note 20, which is as of July 5, 2005

Cincinnati Bell Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Millions of Dollars, Except Per Share Amount)

	Year Ended December 31
	2004	2003	2002
Revenue	$1,207.1	$1,557.8	$2,178.6
Costs and expenses
Cost of services and products (excluding depreciation of $155.7, $136.6 and $373.9, respectively, included below)	481.4	681.5	1,035.6
Selling, general and administrative	227.6	353.1	502.2
Depreciation	178.6	169.1	471.0
Amortization	9.1	0.6	25.3
Restructuring charges (credits)	11.6	(2.6)	37.1
Asset impairments and other charges	3.2	8.8	2,200.9
Gain on sale of broadband assets	(3.7)	(336.7)	—

Total operating costs and expenses	907.8	873.8	4,272.1

Operating income (loss)	299.3	684.0	(2,093.5)
Minority interest expense (income)	(0.5)	42.2	57.6
Interest expense and other financing costs	203.3	234.2	164.2
Loss on investments	—	—	10.7
Other income, net	3.8	9.6	0.5

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	100.3	417.2	(2,325.5)
Income tax expense (benefit)	36.1	(828.8)	123.7

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	64.2	1,246.0	(2,449.2)
Income from discontinued operations, net of taxes of $119.7	—	—	217.6

Income (loss) before cumulative effect of change in accounting principle	64.2	1,246.0	(2,231.6)
Cumulative effect of change in accounting principle, net of taxes of $0.0, $47.5 and $5.9, respectively	—	85.9	(2,008.7)

Net income (loss)	64.2	1,331.9	(4,240.3)
Preferred stock dividends	10.4	10.4	10.4

Net income (loss) applicable to common shareowners	$53.8	$1,321.5	$(4,250.7)

Net income (loss)	$64.2	$1,331.9	$(4,240.3)
Other comprehensive income (loss), net of tax:
Unrealized gain on interest rate swaps	—	4.5	2.9
Additional minimum pension liability adjustment	(3.2)	7.0	(6.0)

Total other comprehensive income (loss)	(3.2)	11.5	(3.1)

Comprehensive income (loss)	$61.0	$1,343.4	$(4,243.4)

Basic earnings (loss) per common share
Income (loss) from continuing operations	$0.22	$5.44	$(11.27)
Income from discontinued operations, net of taxes	—	—	1.00
Cumulative effect of change in accounting principle, net of taxes	—	0.38	(9.20)

Net income (loss) per common share	$0.22	$5.82	$(19.47)

Diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.21	$5.02	$(11.27)
Income from discontinued operations, net of taxes	—	—	1.00
Cumulative effect of change in accounting principle, net of taxes	—	0.34	(9.20)

Net income (loss) per common share	$0.21	$5.36	$(19.47)

Weighted average common shares outstanding (millions)
Basic	245.1	226.9	218.4
Diluted	250.5	253.3	218.4

The accompanying notes are an integral part of the consolidated financial statements.

Cincinnati Bell Inc.

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	As of December 31
	2004	2003
Assets
Current assets
Cash and cash equivalents	$24.9	$26.0
Receivables, less allowances of $14.5 and $20.2	139.0	140.5
Materials and supplies	29.3	33.6
Deferred income tax benefits, net	51.1	42.4
Prepaid expenses and other current assets	15.5	16.9

Total current assets	259.8	259.4

Property, plant and equipment, net	851.1	898.8
Goodwill	40.9	40.9
Other intangible assets, net	35.8	47.2
Deferred income tax benefits, net	656.7	696.9
Other noncurrent assets	114.4	130.3

Total assets	$1,958.7	$2,073.5

Liabilities and Shareowners’ Deficit
Current liabilities
Current portion of long-term debt	$30.1	$13.3
Accounts payable	58.9	64.5
Current portion of unearned revenue and customer deposits	42.5	41.5
Accrued taxes	45.4	43.7
Accrued interest	43.2	27.0
Accrued payroll and benefits	33.2	37.6
Other current liabilities	44.1	67.7

Total current liabilities	297.4	295.3

Long-term debt, less current portion	2,111.1	2,274.5
Unearned revenue, less current portion	8.9	11.9
Accrued pension and postretirement benefits	87.5	75.1
Other noncurrent liabilities	39.1	56.4

Total liabilities	2,544.0	2,713.2

Minority interest	39.2	39.7
Commitments and contingencies
Shareowners’ Deficit
6 3/4% Cumulative Convertible Preferred Stock, 2,357,299 shares authorized, 155,250 (3,105,000 depositary shares) issued and outstanding at December 31, 2004 and 2003	129.4	129.4

Common shares, $.01 par value; 480,000,000 shares authorized; 253,270,244 and 252,429,313 shares issued; 245,401,480 and 244,561,211 outstanding at December 31, 2004 and 2003	2.5	2.5
Additional paid-in capital	2,934.5	2,940.7
Accumulated deficit	(3,540.0)	(3,604.2)
Accumulated other comprehensive loss	(5.5)	(2.3)
Common shares in treasury, at cost: 7,868,764 and 7,868,102 shares at December 31, 2004 and 2003	(145.4)	(145.5)

Total shareowners’ deficit	(624.5)	(679.4)

Total liabilities and shareowners’ deficit	$1,958.7	$2,073.5

The accompanying notes are an integral part of the consolidated financial statements.

Cincinnati Bell Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of Dollars)

	Year Ended December 31
	2004	2003	2002
Cash flows from operating activities
Net income (loss)	$64.2	$1,331.9	$(4,240.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Cumulative effect of change in accounting principle, net of tax	—	(85.9)	2,008.7
Gain on sale of broadband assets	(3.7)	(336.7)	—
Gain from sale discontinued operations, net of taxes	—	—	(211.8)
Depreciation	178.6	169.1	471.0
Amortization	9.1	0.6	25.3
Asset impairments and other charges (credits)	3.2	8.8	2,200.9
Increase (decrease) in tax valuation allowance	(27.8)	(946.9)	1,110.7
Provision for loss on receivables	16.0	25.0	55.6
Noncash interest expense	35.2	88.7	47.4
Minority interest expense (income)	(0.5)	42.2	57.6
Loss on investments	—	—	10.7
Deferred income tax expense (benefit)	60.6	117.7	(946.6)
Tax benefits from employee stock option plans	1.3	0.6	2.5
Other, net	(1.1)	(8.1)	0.7

Changes in operating assets and liabilities
Decrease (increase) in receivables	(20.7)	1.0	(29.9)
(Increase) decrease in prepaid expenses and other current assets	3.9	3.4	(0.9)
Decrease in accounts payable	(0.8)	(28.2)	(59.8)
Decrease in accrued and other current liabilities	(12.8)	(18.8)	(54.0)
Decrease in unearned revenue	(1.2)	(49.9)	(198.0)
Increase in other assets and liabilities, net	(2.8)	(3.9)	(50.3)
Net cash used in discontinued operations	—	—	(6.9)

Net cash provided by operating activities	300.7	310.6	192.6

Cash flows from investing activities
Capital expenditures	(133.9)	(126.4)	(175.9)
Proceeds from sale of investments	—	3.8	23.3
Proceeds from sale of assets	3.3	—	—
Proceeds from sale of broadband assets	—	82.7	—
Other, net	6.3	(2.9)	—
Proceeds from the sale of discontinued operations	—	—	345.0

Net cash provided by (used in) investing activities	(124.3)	(42.8)	192.4

Cash flows from financing activities
Issuance of long-term debt	—	1,390.0	151.0
Repayment of long-term debt	(171.8)	(1,590.6)	(476.9)
Debt issuance costs	—	(80.4)	(9.2)
Purchase of Cincinnati Bell shares for treasury and employee benefit plans	—	—	(0.6)
Issuance of common shares - exercise of stock options	2.4	2.2	0.8
Preferred stock dividends paid	(10.4)	(7.9)	(10.4)
Minority interest and other	2.3	—	(24.8)

Net cash used in financing activities	(177.5)	(286.7)	(370.1)

Net increase (decrease) in cash and cash equivalents	(1.1)	(18.9)	14.9
Cash and cash equivalents at beginning of period	26.0	44.9	30.0

Cash and cash equivalents at end of period	$24.9	$26.0	$44.9

The accompanying notes are an integral part of the consolidated financial statements.

Cincinnati Bell Inc.

CONSOLIDATED STATEMENTS OF SHAREOWNERS’ EQUITY (DEFICIT)

(All Amounts in Millions)

	6 3/4% Cumulative Convertible Preferred Shares		Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Shares
	Shares	Amount	Shares	Amount				Shares	Amount	Total
Balance at December 31, 2001	3.1	$129.4	225.7	$2.3	$2,365.8	$(695.8)	$(10.7)	(7.8)	$(145.1)	$1,645.9
Shares issued (purchased) under employee plans	—	—	0.2	—	3.3	—	—	(0.1)	(0.6)	2.7
Net loss	—	—	—	—	—	(4,240.3)	—	—	—	(4,240.3)
Additional minimum pension liability adjustment, net of taxes of $3.3	—	—	—	—	—	—	(6.0)	—	—	(6.0)
Unrealized gain on interest rate swaps, net of taxes of $1.6	—	—	—	—	—	—	2.9	—	—	2.9
Restricted stock amortization	—	—	0.5	—	6.4	—	—	—	—	6.4
Dividends on 6 3/4% preferred stock	—	—	—	—	(10.4)	—	—	—	—	(10.4)

Balance at December 31, 2002	3.1	129.4	226.4	2.3	2,365.1	(4,936.1)	(13.8)	(7.9)	(145.7)	(2,598.8)
Shares issued under employee plans	—	—	0.7	—	7.9	—	—	—	0.2	8.1
Net income	—	—	—	—	—	1,331.9	—	—	—	1,331.9
Additional minimum pension liability adjustment, net of taxes of $3.2	—	—	—	—	—	—	7.0	—	—	7.0
Unrealized gain on interest rate swaps, net of taxes of $2.5	—	—	—	—	—	—	4.5	—	—	4.5
Common stock warrants issued	—	—	—	—	45.1	—	—	—	—	45.1
Shares issued in the 12 1/2% preferred shares and 9% notes exchanges	—	—	25.2	0.2	532.7	—	—			532.9
Restricted stock amortization	—	—	—	—	0.3	—	—	—	—	0.3
Dividends on 6 3/4% preferred stock	—	—	—	—	(10.4)	—	—	—	—	(10.4)

Balance at December 31, 2003	3.1	129.4	252.3	2.5	2,940.7	(3,604.2)	(2.3)	(7.9)	(145.5)	(679.4)
Shares issued under employee plans	—	—	0.9	—	3.6	—	—	—	0.1	3.7
Net income	—	—	—	—	—	64.2	—	—	—	64.2
Additional minimum pension liability adjustment, net of taxes of $2.2	—	—	—	—	—	—	(3.2)	—	—	(3.2)
Restricted stock amortization	—	—	0.1	—	0.6	—	—	—	—	0.6
Dividends on 6 3/4% preferred stock	—	—	—	—	(10.4)	—	—	—	—	(10.4)

Balance at December 31, 2004	3.1	$129.4	253.3	$2.5	$2,934.5	$(3,540.0)	$(5.5)	(7.9)	$(145.4)	$(624.5)

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. Description of Business and Significant Accounting Policies

Description of Business — Cincinnati Bell Inc. (the “Company”) provides diversified telecommunications services through businesses in five segments: Local, Wireless, Hardware and Managed Services, Other and Broadband. During the first quarter of 2002, the Company sold substantially all of the assets of Cincinnati Bell Directory (“CBD”), which was previously reported in the Other segment. During the second and third quarter of 2003, the Company sold substantially all of the assets of the broadband business, which is reported in the Broadband segment. These assets were held by the Company’s wholly owned subsidiary, BRCOM (f/k/a Broadwing Communications Inc.). Refer to Note 2 for a detailed discussion of the sale.

Basis of Presentation — The consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) in accordance with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to the current classifications.

The Company realigned its business segments during the first quarter of 2004. Cincinnati Bell Technology Solutions Inc. (“CBTS”), a data equipment and managed services subsidiary, was previously reported in the Broadband segment and is now reported in the Hardware and Managed Services segment. Additionally, the telephony equipment and associated installation and maintenance business of Cincinnati Bell Telephone (“CBT”), previously reported in the Local segment, is now included with CBTS in the Hardware and Managed Services segment. Accordingly, the historical results of operations of the Local, Hardware and Managed Services and Broadband segments have been recast to reflect the current segment reporting (refer to Note 18).

Basis of Consolidation — The consolidated financial statements include the consolidated accounts of Cincinnati Bell Inc. and its majority-owned subsidiaries over which it exercises control. Significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates — Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

Cash Equivalents — Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

Accounts Receivables— Accounts receivable consist principally of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade receivables are recorded as an allowance for uncollectible accounts in the Consolidated Balance Sheets. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for uncollectible accounts.

Unbilled Receivables— Unbilled receivables arise from services rendered but not yet billed. As of December 31, 2004 and 2003, unbilled receivables, net of allowances, totaled $25.4 million and $23.4 million, respectively.

Allowance for Uncollectible Accounts Receivable – The Company establishes the allowances for uncollectible accounts using both percentages of aged accounts receivable balances to reflect the historical average of credit losses and specific provisions for certain large, potentially uncollectible balances. The Company believes that its allowance for uncollectible accounts is adequate based on the described above methods. However, if one or more of the Company’s larger customers were to default on its accounts receivable obligations, or general economic conditions in the Company’s markets deteriorated, the Company could be exposed to potentially significant losses in excess of the provisions established.

Materials and Supplies — Materials and supplies consist of wireless handsets, wireline network components and other materials and supplies, which are carried at the lower of average cost or market.

Property, Plant and Equipment — As of December 31, 2004, the Company had property, plant and equipment with a net carrying value of $851.1 million. The gross value of property, plant and equipment is stated at cost net of asset impairments. The Company’s provision for depreciation of telephone plant is determined on a straight-line basis using the whole life and remaining life methods. Provision for depreciation of other property, other than leasehold improvements, is based on the straight-line method over the estimated economic useful life. Depreciation of leasehold improvements is based on a straight-line method over the lesser of the economic useful life or term of the lease, including option renewal periods if renewal of the lease is reasonably assured. Repairs and maintenance expense items are charged to expense as incurred. Beginning in 2003, in connection with the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) (discussed below), the cost of removal for telephone plant was included in costs of products and services as incurred.

During the fourth quarter of 2003, the Company revised the estimated economic useful life of its wireless TDMA network due to the implementation of and expected migration to its GSM/GPRS network. The Company shortened its estimate of the economic useful life of its TDMA network to December 31, 2006. In 2003, the change in estimate reduced operating income and net income by $5.2 million and $3.4 million, respectively. In 2003, basic and diluted earnings per share were decreased by $0.02 and $0.01, respectively, as a result of this change in estimate.

During 2004, the Company retired certain assets with a net book value of $3.5 million and recorded the charge in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption “Asset impairments and other charges”.

Goodwill and Indefinite-Lived Intangible Assets — Goodwill represents the excess of the purchase price consideration over the fair value of assets acquired recorded in connection with purchase business combinations. Indefinite-lived intangible assets consist primarily of Federal Communications Commission (“FCC”) licenses for spectrum of the Wireless segment. The Company determined its wireless licenses met the definition of indefinite-lived intangible assets under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) as the Company believes the need for wireless spectrum will continue independently of technology and the Company may renew the wireless licenses in a routine manner every ten years for a nominal fee, provided the Company continues to meet the service and geographic coverage provisions required by the FCC. Upon the adoption of SFAS 142 on January 1, 2002, the Company recorded a goodwill impairment charge of $2,008.7 million, net of tax, as a cumulative effect of change in accounting principle, related to the Broadband segment and ceased amortization of remaining goodwill and indefinite-lived intangible assets as discussed in Note 4.

Pursuant to SFAS 142, goodwill and intangible assets not subject to amortization are tested for impairment annually, or when events or changes in circumstances indicate that the asset might be impaired. For goodwill, a two-step impairment test is performed. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of the reporting unit goodwill is in excess of the implied fair value of that goodwill, then an impairment loss is recognized equal to that excess. For indefinite-lived intangible assets, the impairment test consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of an indefinite-lived asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Impairment of Long-lived Assets, Other than Goodwill and Indefinite-Lived Intangibles – The Company reviews the carrying value of long-lived assets, other than goodwill and indefinite-lived assets discussed above, when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset (or group of assets) and its eventual disposition are less than its carrying amount. An impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value.

During the fourth quarter of 2002, the Company completed an impairment assessment of its Broadband segment’s long-lived assets as a result of the restructuring plan implemented during the quarter and the strategic alternatives being explored, including the potential sale of the Broadband business. Based on this assessment, the Company recorded a $2,200.0 million non-cash impairment charge to reduce the carrying value of these assets. Of the total charge, $1,901.7 million related to tangible fixed assets and $298.3 million related to finite-lived intangible assets. A component of the Broadband segment is now reported in the Hardware and Managed Services segment. The 2002 impairment charge related to this component was $19.5 million.

The Company recorded a $3.6 million asset impairment in 2003 to write-down the value of its public payphone assets to fair value. The Company calculated the fair value of the assets utilizing a discounted cash flow analysis based on the best estimate of projected cash flows from the underlying assets.

Other Intangible Assets — Intangible assets subject to amortization expense consist primarily of roaming and trade name agreements acquired by the Wireless segment. These intangible assets have historically been amortized on a straight-line basis over their estimated useful lives ranging from 2 to 40 years.

As a result of the merger between Cingular Wireless and AT&T Wireless, consummated on October 26, 2004, the roaming and trade name agreements are no longer operative. Accordingly, the remaining estimated useful lives of these assets were shortened effective July 1, 2004. This change resulted in additional amortization expense of $7.4 million during 2004.

Deferred Financing Costs— Deferred financing costs are costs incurred in connection with obtaining long-term financing. These costs are amortized as interest expense over the terms of the related debt agreements. As of December 31, 2004 and 2003, deferred financing costs totaled $42.1 million and $53.5 million, respectively. The related expense, included in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption “Interest expense and other financing costs”, amounted to $12.5 million, $33.7 million and $14.6 million during the years ended 2004, 2003 and 2002, respectively.

Asset Retirement Obligations — The Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) as of January 1, 2003. This statement requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted to its present value each period. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition. The Company determined the Local segment did not have a liability under SFAS 143, while the Wireless segment and Other segment did have a liability.

Although the Local segment has no legal obligation to remove assets, the Company had historically included in the Company group depreciation rates estimated net removal cost associated with these outside plant assets in which estimated cost of removal exceeds gross salvage. These costs had been reflected in the calculation of depreciation expense, which results in greater periodic depreciation expense and the recognition in accumulated depreciation of future removal costs for existing assets. When the assets were actually retired and removal costs were expended, the net removal costs were recorded as a reduction to accumulated depreciation. In connection with the adoption of this standard, the Company removed existing accrued net costs of removal in excess of the related estimated salvage from its accumulated depreciation of those accounts. The adjustment was reflected as a non-recurring increase to net income as a cumulative effect of a change in accounting principle as of January 1, 2003 of $86.3 million, net of tax.

At the same time, the Wireless segment recorded $0.4 million in expense, resulting in a net cumulative change in accounting principle of $85.9 million, net of tax. Additionally, the Company recorded an initial liability for removal costs at fair value of approximately $2.6 million and an asset of approximately $2.3 million in 2003 related to the Wireless and Other segments. During the fourth quarter of 2003, the Wireless segment recorded an additional retirement obligation of $1.9 million due to a change in estimate.

The adoption of SFAS 143 had an immaterial pro forma impact on net income for the year ended December 31, 2002. The following table illustrates the activity for the asset retirement obligation during 2004:

(dollars in millions)	Initial Liability	Additions	Accreted Interest	Adjustments	Balance December 31, 2003	Additions	Settlements	Accreted Interest	Adjustments	Balance December 31, 2004
Wireless	$1.8	$—	$0.2	$1.9	$3.9	$0.5	$—	$0.2	$0.3	$4.9
Other	0.8	0.1	—	—	0.9	0.1	(0.4)	—	—	0.6

Total	$2.6	$0.1	$0.2	$1.9	$4.8	$0.6	$(0.4)	$0.2	$0.3	$5.5

Investments — The Company invests in certain equity investments, which do not have readily determinable fair market values. These investments are recorded at cost based on specific identification. Investments are periodically reviewed for impairment. If the carrying value of the investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss would be recognized for the difference.

Revenue Recognition – The Company recognizes revenue as services are provided. Local access fees are billed monthly, in advance, while revenue is recognized as the services are provided. Postpaid wireless, long distance, switched access, reciprocal compensation and data and Internet product services are billed monthly in arrears, while the revenue is recognized as the services are provided. The Company bills service revenue in regular monthly cycles, which are dispersed throughout the days of the month. Because the day of each billing cycle rarely coincides with the end of the Company’s reporting period for usage-based services such as postpaid wireless, long distance and switched access, the Company must estimate service revenues earned but not yet billed. The Company bases its estimates upon historical usage and adjusts these estimates during the period in which the Company can determine actual usage, typically in the following reporting period. These adjustments may have a material impact upon operating results of the Company during the period of the adjustment.

CBT upfront fees for customer connection and activation are deferred and amortized into revenue on a straight-line basis over the average customer life. The related connection and activation costs, to the extent of the upfront fees, are deferred and amortized on a straight-line basis over the average customer life. Subsequent to July 1, 2003 and in accordance with the Emerging Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), Cincinnati Bell Wireless LLC (“CBW”) ceased deferral of revenue and cost related to customer connections and activations. As CBW does not require customer contracts and sells its services at fair market value, the activation revenue is allocated to and recorded upon the sale of the wireless handset. This change did not have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company recognizes equipment revenue generally upon the performance of contractual obligations, such as shipment, delivery, installation or customer acceptance.

Prior to the sale of the broadband assets in the second and third quarters of 2003, broadband transport services were billed monthly, in advance, while revenue was recognized as the services were provided. In addition, the Company had entered into indefeasible right-of-use (“IRU”) agreements, which represent the lease of network capacity or dark fiber, recording unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The buyer of IRU services typically paid cash or other consideration upon execution of the contract, and the associated IRU revenue was recognized over the life of the agreement as services were provided, beginning on the date of customer acceptance. In the event the buyer of an IRU terminated a contract prior to the contract expiration and released the Company from the obligation to provide future services, the remaining unamortized unearned revenue was recognized in the period in which the contract was terminated. The Company generated $59.4 million and $204.8 million in non-cash IRU revenue in 2003 and 2002, respectively. Concurrent with the broadband asset sale, substantially all of the remaining IRU obligations were assumed by the buyer of the broadband assets.

Pricing of local services is generally subject to oversight by both state and federal regulatory commissions. Such regulation also covers services, competition and other public policy issues. Various regulatory rulings and interpretations could result in adjustments to revenue in future periods. The Company monitors these proceedings closely and adjusts revenue accordingly.

Advertising — Costs related to advertising are expensed as incurred and amounted to $25 million, $21 million and $14 million in 2004, 2003 and 2002, respectively.

Legal Expenses — Legal costs incurred in connection with loss contingencies are expensed as incurred.

Fiber Exchange Agreements — In connection with the development of its optical network, the Company’s Broadband segment entered into various agreements to exchange fiber usage rights. The Company accounted for agreements with other carriers to either exchange fiber asset service contracts for capacity or services based on the carrying value of the assets exchanged. Concurrent with the broadband asset sale in 2003, all remaining fiber exchange agreements were assumed by the buyer (Refer to Note 2 for a detailed discussion of the sale).

Income Taxes — The income tax provision consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. Deferred investment tax credits are being amortized as a reduction of the provision for income taxes over the estimated useful lives of the related property, plant and equipment. As of December 31, 2004, the Company had $707.8 million in net deferred tax assets. The ultimate realization of the deferred income tax assets depends upon the Company’s ability to generate future taxable income during the periods in which basis differences and other deductions become deductible and prior to the expiration of the net operating loss carryforwards.

Stock-Based Compensation — The Company accounts for stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. Compensation cost is measured under the intrinsic value method. Stock-based employee compensation cost is not reflected in net income (loss), as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. If the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the expense, net of tax, that would have been recognized totaled $8.3 million, $35.4 million and $30.1 million in

2004, 2003 and 2002, respectively. The following table illustrates the effect on net income (loss) and basic and diluted earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation in all periods presented.

	Year ended December 31
(dollars in millions except per share amounts)	2004	2003	2002
Net income (loss)
As reported	$64.2	$1,331.9	$(4,240.3)
Pro forma determined under fair value, net of related taxes	$55.9	$1,296.5	$(4,270.4)
Basic earnings (loss) per common share:
As reported	$0.22	$5.82	$(19.47)
Pro forma determined under fair value, net of related taxes	$0.19	$5.67	$(19.60)
Numerator for diluted earnings (loss) per share:
As reported	$53.8	$1,356.7	$(4,250.7)
Pro forma determined under fair value, net of related taxes	$45.5	$1,321.3	$(4,280.8)
Diluted earnings (loss) per share:
As reported	$0.21	$5.36	$(19.47)
Pro forma determined under fair value, net of related taxes	$0.18	$5.24	$(19.60)

The weighted average fair values at the date of grant for the Company options granted to employees were $0.92, $1.49 and $2.76 during 2004, 2003 and 2002, respectively. Such amounts were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003	2002
Expected volatility	35.0%	35.0%	120.7%
Risk-free interest rate	2.9%	2.2%	3.1%
Expected holding period - years	3	3	3

Derivative Financial Instruments — Because the Company is exposed to the impact of interest rate fluctuations, primarily in the form of variable rate borrowings from its credit facility and changes in current rates compared to that of its fixed rate debt, the Company sometimes employs derivative financial instruments to manage its exposure to these fluctuations and its total interest expense over time. The Company does not hold or issue derivative financial instruments for trading purposes or enter into interest rate transactions for speculative purposes. Interest rate swap agreements, a particular type of derivative financial instrument, involve the exchange of fixed and variable rate interest payments and do not represent an actual exchange of the notional amounts between the parties. In June 2004, the Company entered into a series of interest rate swaps with total notional amounts of $100 million that qualify for fair value hedge accounting and expire in January 2014. The interest rate swaps are designated as fair value hedges of a portion of the 8 3/8% Senior subordinated notes due 2014. Fair value hedges are hedges that eliminate the risk of changes in the fair value of underlying assets and liabilities. The interest rate swaps are recorded at their fair value and the carrying value of the 8 3/8% Senior subordinated notes due 2014 is adjusted by the same corresponding value in accordance with the shortcut method of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). As of December 31, 2004, the fair value of interest rate swap contracts was $3.9 million.

Recently Issued Accounting Standards — On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. Although the Company is still evaluating the impact of adopting SFAS 123(R) on its consolidated results of operations, the Company expects the impact will be material.

In May 2004, the FASB issued FASB Staff Position (“FSP”) No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”). FSP 106-2 provides guidance on accounting for the effects of the new Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. FSP 106-2 is effective as of the first interim period beginning after June 15, 2004. The Company adopted FSP 106-2 during the third quarter of 2004, which reduced postretirement medical expense by $1.1 million and reduced the postretirement benefit obligation by $10.3 million in 2004. The reduction in postretirement expense for 2004 was comprised of a $0.6 million benefit related to interest cost and a $0.5 million benefit in the amortization of the actuarial loss.

2. Sale of Broadband Assets

During 2003, certain of BRCOM’s subsidiaries sold substantially all of their operating assets. The buyer paid a cash purchase price of $82.7 million of which $62.2 million was received in the second quarter of 2003 and the remaining $20.5 million was received in the third quarter of 2003. The Company recorded a gain on sale of broadband assets of $336.7 million, which was comprised of $299.0 million recorded in the second quarter of 2003 and the remaining $37.7 million was realized in the third quarter of 2003. The selling subsidiaries also received a 3% equity interest in the buyer. The following table summarizes the components of the gain on sale (dollars in millions):

Gain on Sale of Broadband Assets

Cash proceeds received	$82.7

Less: Assets sold to buyer
Accounts receivable	73.8
Property, plant and equipment	49.0
Prepaid expenses and other current assets	20.1

Total assets sold to buyer	142.9

Add: Liabilities assumed by buyer
Accounts payable and accrued cost of service	58.1
Unearned revenue	321.4
Other liabilities	10.7

Total liabilities assumed by buyer	390.2

Adjustments for income and other tax reserves	31.1
Net fees, purchase price adjustments, pension curtailment, and indemnification liabilities	(24.4)

Gain on sale of broadband assets	$336.7

The adjustment to income tax reserves primarily relates to certain liabilities recorded in connection with the purchase of the broadband business in 1999 and are no longer considered necessary. In connection with the purchase agreement, the Company agreed to deliver a parent guaranty in favor of the buyers, guaranteeing (1) all payments required to be made by the BRCOM selling subsidiaries under the purchase agreement and (2) the performance and observance and compliance with all covenants, agreements, obligations, liabilities, representations and warranties of the BRCOM selling subsidiaries under the purchase agreement.

The Company has indemnified the buyers of the broadband business against certain potential claims. In order to determine the fair value of the indemnity obligation, the Company performed a probability-weighted discounted cash flow analysis, utilizing the minimum and maximum potential claims and several scenarios within the range of possibilities. Such analysis originally resulted in an estimated fair value of the indemnity obligation of $7.8 million, which was included in other liabilities and was reflected as a reduction of the gain on sale of broadband assets in the Consolidated Statement of Operations and Comprehensive Income (Loss) for the period ended December 31, 2003. During the fourth quarter of 2004, the Company decreased the liability related to the indemnity obligation to $4.1 million and recorded $3.7 million as a gain on sale of broadband assets in the Consolidated Statement of Operations and Comprehensive Income (Loss).

In accordance with the Purchase Agreement, the buyer of the broadband business provided the BRCOM selling subsidiaries with a calculation of cash EBITDA (as defined in the Purchase Agreement) minus capital expenditures for the broadband business for the period from July 1, 2003 to July 1, 2004. If annual cash EBITDA minus capital expenditures for such period was negative $48.0 million or less, the BRCOM selling subsidiaries were required to pay to the buyers an amount equal to 35% of the difference between negative $48.0 million and the amount of annual cash EBITDA minus capital expenditures, provided that the obligation for such reimbursement did not exceed $10 million. The Company previously recorded a $10.0 million liability related to this purchase price adjustment. On July 30, 2004, the Company received notice from the buyer contending that it was owed the full $10.0 million reimbursement. On November 3, 2004, the Company paid the buyer $10.0 million in full satisfaction of this last remaining purchase price adjustment.

In addition, the Company entered into agreements with the buyer whereby the Company will continue to market the buyer’s broadband products to business customers. The Company is committed for four years from the date of the sale to purchase capacity on the buyer’s national network in order to sell long distance services under the Cincinnati Bell Any Distance (“CBAD”) brand to residential and business customers in the Greater Cincinnati and Dayton area markets, subject to an annual competitive bidding process. Due to the ongoing cash flows under these arrangements, the sale of substantially all the broadband assets did not meet the criteria for presentation as a discontinued operation under SFAS 144.

3. Senior Executive Bonuses and Termination Benefits

During 2003, the Company recorded a charge of $11.2 million related to four senior executives for certain success-based incentives and termination benefits in accordance with their employment contracts, including all of the benefits related to its former Chief Executive Officer who resigned effective July 31, 2003. Substantially all of these benefits were paid upon termination. The charge was required as the success plan, as defined in the senior executive employment agreements, was completed upon the first stage closing of the sale of substantially all of the broadband assets on June 13, 2003. Three of the senior executives, excluding the former Chief Executive Officer, were required to remain with the Company for 180 days following the completion of the success plan. The charge included $0.8 million of non-cash expenses related to the accelerated vesting of stock options.

4. Goodwill and Intangible Assets

As previously discussed in Note 1, the Company adopted SFAS 142 on January 1, 2002. The Company completed the initial impairment test for its Wireless and Broadband segments (parts of which were later moved to the Hardware and Managed Services segment) during the first quarter of 2002, which indicated that the goodwill of its Broadband and Hardware and Managed Services segments was impaired as of January 1, 2002. An impairment charge of $2,008.7 million, net of taxes, was recorded as of January 1, 2002. The impairment charge is reflected as a cumulative effect of change in accounting principle, net of taxes, in the Consolidated Statements of Operations and Comprehensive Income (Loss). As of December 31, 2004 and December 31, 2003, goodwill totaled $40.9 million, of which $40.1 million related to the Wireless segment and the remaining $0.8 million related to the Other segment.

The following table details the components of the carrying amount of other intangible assets. Indefinite-lived intangible assets consist of FCC licenses of the Wireless segment. Intangible assets subject to amortization consist of licensed trademarks and wireless roaming agreements. As a result of the merger between Cingular Wireless and AT&T Wireless, consummated on October 26, 2004, the roaming and trade name agreements were no longer operative. Accordingly, the remaining estimated useful lives of these assets were shortened effective July 1, 2004. This change resulted in additional amortization expense of $7.4 million during 2004. In addition, during the third quarter of 2004, the Company determined certain intangible assets were impaired and recorded a charge of $2.4 million in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption “Asset impairments and other charges”:

	December 31,
(dollars in millions)	2004	2003
Indefinite-lived intangible assets, excluding goodwill	$35.7	$35.7
Intangible assets subject to amortization:
Gross carrying amount	11.6	14.3
Accumulated amortization	(11.5)	(2.8)

Net carrying amount	0.1	11.5

Total other intangible assets	$35.8	$47.2

	Year Ended December 31,
	2004	2003	2002
Amortization expense of finite-lived other intangible assets	$9.1	$0.6	$25.3

The estimated intangible asset amortization expense for each of the fiscal years 2005 through 2009 is zero.

5. Restructuring and Other Charges

December 2004 Restructuring Plan

In December 2004, the Company initiated a restructuring intended to improve operating efficiencies and reduce operating expenses. The plan includes a workforce reduction that will be implemented in stages, which began in the fourth quarter 2004 and will continue in stages through December 31, 2006. The workforce reductions will be accomplished primarily through attrition and voluntary retirement incentives. The Company estimates it will eliminate 150 to 200 positions by December 31, 2005 and as many as 400 positions in total by December 31, 2006. The restructuring charge of $11.2 million was comprised of $10.5 million in special termination benefits and $0.7 million in employee separation benefits. Refer to Note 14 for further discussion on special termination benefits.

The Local, Wireless and Hardware and Managed Services segments incurred charges of $10.5 million, $0.1 million and $0.6 million, respectively. The Company has paid all the employee separation benefits in cash, of which $0.3 million was paid in 2004.

The following table illustrates the activity in this reserve since inception:

Type of costs (dollars in millions)	Charge	Utilizations	2004
Employee separations	$0.7	$(0.3)	$0.4

Total	$0.7	$(0.3)	$0.4

This restructuring reserve balance is included in “Other current liabilities” in the Consolidated Balance Sheet at December 31, 2004.

December 2003 Restructuring Charge

In December 2003, the Company initiated a restructuring intended to reduce future operating expenses by approximately $9.1 million annually compared to 2003. The restructuring charge of $4.6 million related to employee separation benefits, all of which will be paid in cash. The plan included initiatives to reduce the workforce by 106 positions. The Local segment and the Hardware and Managed Services segment recorded expense of $4.5 million and $0.1 million, respectively. During the first quarter of 2004, the Local segment recorded an additional restructuring charge of $0.2 million. Total cash expenditures during 2004 amounted to $2.0 million. The Company completed the restructuring during the fourth quarter of 2004.

The following table illustrates the activity in this reserve since inception:

Type of costs (dollars in millions)	Initial Charge	Utilizations	Balance December 31, 2003	Utilizations	Adjustments	Balance December 31, 2004
Employee separations	$4.6	$(2.7)	$1.9	$(2.1)	$0.2	$—

Total	$4.6	$(2.7)	$1.9	$(2.1)	$0.2	$—

This restructuring reserve balance was included in “Other current liabilities” in the Consolidated Balance Sheet at December 31, 2003.

November 2001 Restructuring Plan

In November 2001, the Company adopted a restructuring plan which included initiatives to consolidate data centers, reduce the Company’s expense structure, exit the network construction business, eliminate other nonstrategic operations and merge the digital subscriber line (“DSL”) and certain dial-up Internet operations into the Company’s other operations. Total restructuring and impairment costs of $232.3 million were recorded in 2001 related to these initiatives. The $232.3 million consisted of restructuring liabilities in the amount of $84.2 million and related non-cash asset impairments in the amount of $148.1 million. The restructuring charge comprised $21.4 million related to involuntary employee separation benefits, $62.5 million related to lease and other contractual terminations and $0.3 million relating to other exit costs.

During the first quarter of 2002, the Company recorded additional restructuring charges of $16.5 million resulting from employee separation benefits of $1.0 million and costs to terminate contractual obligations and other exit costs of $15.5 million, which were actions contemplated in the original plan but for which an amount could not be reasonably estimated at that time. During the fourth quarter of 2002, a $1.0 million reversal was made to the restructuring reserve due to a change in estimate related to the termination of contractual obligations. During the third quarter of 2003, a $1.2 million reversal was made to the restructuring reserve to reduce contractual obligations as a result of the sale of the broadband business and was recorded as a component of the gain on sale of broadband assets. During the fourth quarter of 2003, a $4.1 million reversal was made to the restructuring reserve due to the settlement of certain obligations and a change in estimate related to the termination of contractual obligations. In total, the Company expects this restructuring plan to result in cash outlays of $89.4 million and non-cash items of $153.1 million. The Company completed the plan as of December 31, 2002, except for certain lease obligations, which are expected to continue through June 2015.

The restructuring costs include the cost of involuntary employee separation benefits, including severance, medical and other benefits, related to 863 employees across all areas of the Company. As of December 31, 2002, all employee separations had been completed which utilized reserves of $22.4 million, $17.6 million of which was paid in cash. Cash expenditures for termination of contractual obligations in 2004 amounted to $3.9 million. During the fourth quarter of 2004, a $0.2 million increase was made to the restructuring reserve due to a change in estimate related to the remaining contractual obligations.

In connection with the restructuring plan, the Company performed a review of its long-lived assets to identify any potential impairments in accordance with Statement of Financial Accounting Standard No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”). As a result, the Company recorded a $148.1 million asset impairment charge related to the closing of data centers, consolidation of office space and curtailment of other Company operations.

The following table illustrates the activity in this reserve from November of 2001 through December 31, 2002:

Type of costs ($ in millions):	Initial Charge	Utilizations	Balance December 31, 2001	Utilizations	Adjustments	Balance December 31, 2002
Employee separations	$21.4	$(7.8)	$13.6	$(14.6)	$1.0	$—
Terminate contractual obligations	62.5	(2.4)	60.1	(42.4)	14.4	32.1
Other exit costs	0.3	—	0.3	(0.4)	0.1	—

Total	$84.2	$(10.2)	$74.0	$(57.4)	$15.5	$32.1

The following table illustrates the activity in this reserve from December 31, 2002 through December 31, 2004:

Type of costs ($ in millions):	Balance December 31, 2002	Utilizations	Adjustments	Balance December 31, 2003	Utilizations	Adjustments	Balance December 31, 2004
Terminate contractual obligations	$32.1	$(13.0)	$(5.3)	13.8	(3.9)	0.2	10.1

Total	$32.1	$(13.0)	$(5.3)	$13.8	$(3.9)	$0.2	$10.1

At December 31, 2004 and 2003, $0.7 million and $2.3 million, respectively, of the restructuring reserve balance was included in “Other current liabilities” in the Consolidated Balance Sheet. At December 31, 2004 and 2003, $9.4 million and $11.5 million, respectively, of the restructuring reserve balance was included in “Other noncurrent liabilities” in the Consolidated Balance Sheet.

6. Investments

Investments in Marketable Securities

On November 2, 2001, Anthem Inc. (“Anthem”), a mutual insurance company in which the Company held various medical and vision insurance policies for coverage of its employees, converted from a mutual company to a publicly owned company in a transaction known as a demutualization. As a mutual company, the owners of Anthem were the policyholders. Upon demutualization, the Company received 459,223 shares, which represented the Company’s ownership interest in the newly created stock enterprise. In 2001, the Company recorded a gain of $19.7 million based on the fair market value of the stock on the date of receipt and an additional $3.0 million through December 31, 2001 as a result of increases in the stock price. These amounts are included in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the heading “Other income, net.” In January 2002, the Company sold its entire investment in Anthem generating cash proceeds of $23.3 million and an additional gain of $0.6 million.

Investments in Other Securities

The Company periodically enters into certain equity investments for the promotion of business and strategic objectives. A portion of these investments is in securities, which do not have readily determinable fair market values. These investments are recorded at cost based on specific identification. The carrying value of cost method investments was approximately $3.4 million and $4.2 million as of December 31, 2004 and 2003, respectively. The Company reviews these investments on a regular basis using external valuations and cash flow forecasts as factors in determining the existence of an “other than temporary” impairment. In the fourth quarter of 2002, the Company recorded a loss of $11.2 million on a cost based investment as the investment was determined to be “other than temporarily” impaired. In 2003, the Company received $3.8 million from the sale of this cost basis investment. During 2004, the Company received a return on capital on an investment and recorded $3.2 million in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the heading “Other income, net.”

7. Debt

The Company’s debt consisted of the following as of the dates below:

	December 31,
(dollars in millions)	2004	2003
Current portion of long-term debt:
Credit facilities, current portion	$4.3	$5.3
Current maturities of capital lease obligations	4.2	5.3
Current maturities of Cincinnati Bell Telephone notes	20.0	—
Other short-term debt	1.6	2.7

Total current portion of long-term debt	$30.1	$13.3

Long-term debt, less current portion:
Credit facilities, net of current portion	$434.5	$603.1
7 1/4% Senior notes due 2023	50.0	50.0
Capital lease obligations, net of current portion	11.4	12.9
7 1/4% Senior notes due 2013	500.0	500.0
Various Cincinnati Bell Telephone notes, net of current portion	230.0	250.0
16% Senior subordinated discount notes	375.2	360.6
8 3/8% Senior subordinated notes *	543.9	540.0

Total long-term debt, less current portion	2,145.0	2,316.6
Less unamortized discount	(33.9)	(42.1)

Total long-term debt, less current portion and net of unamortized discount	$2,111.1	$2,274.5

Total debt	$2,141.2	$2,287.8

*	The face amount of these notes has been adjusted to mark hedged debt to fair value at December 31, 2004.

Average balances of current maturities of long-term debt and related interest rates for the last three years are as follows:

(dollars in millions)	2004	2003	2002
Average amounts of current maturities of long-term debt outstanding during the year*	$13.0	$186.4	$87.7
Maximum amounts of current maturities of long-term debt at any month-end during the year	$30.1	$357.1	$203.7
Weighted average interest rate during the year**	4.2%	5.0%	4.4%

*	Amounts represent the average month-end face amount of notes.
**	Weighted average interest rates are computed by multiplying the average monthly interest rate by the month-end face amount of the notes.

The following discussion addresses the status of the Company’s credit facility and other outstanding indebtedness as of December 31, 2004. The Company has since commenced the first stage of its refinancing plan, the primary objective of which is to provide for financial flexibility with regard to the future extinguishment of its 16% Senior Subordinated Discount Notes due 2009, which are callable at 108% of accreted value on March 26, 2006. A general discussion of the changes to the Company’s debt structure resulting from this refinancing plan is provided in Note 24 of the Notes to Consolidated Financial Statements.

Credit Facilities

General

As a result of the issuance of the 16% notes, the 7 1/4% Senior notes due 2013, the 8 3/8% notes due 2014, scheduled and optional repayments, and the Company’s $90.0 million permanent prepayment of credit facility term loans during 2004, the total capacity available under its credit facilities was reduced to $825.7 million as of December 31, 2004, which consisted of $396.9 million in revolving credit and $428.8 million in term loans. Of this total capacity, the Company had drawn $10.0 million and $428.8 million in revolving and term debt, respectively, and had outstanding letters of credit totaling $9.1 million, leaving $377.8 million in additional borrowing availability under the credit facility.

Interest Rates

The average interest rate charged on borrowings under the revolving and term credit facilities was 4.04% in 2004 versus 4.95% in 2003, which during 2004 was based upon 4.25% and 2.50% above the London Interbank Offered Rate (“LIBOR”), respectively.

Fees

The Company pays commitment fees to the lenders quarterly on the undrawn portions of its commitments which fees were at an annual rate equal to 0.625% of the unused amount of borrowings on the revolving credit facility. Additionally, the Company pays letter of credit fees on the available amount under all outstanding letters of credit equal to the margin payable on LIBOR loans under the revolving facility and pays a fee to each issuing bank of 0.25% per annum of its letter of credit commitment and customary fees for the issuance of letters of credit. These commitment fees were $2.8 million, $2.2 million and $1.1 million in 2004, 2003 and 2002, respectively.

Prepayments

Voluntary prepayments of borrowings under the credit facilities and voluntary reductions of the unutilized parts of the credit facilities’ commitments are, subject to proper notice, permitted at any time.

Guarantees

The Company and its subsidiaries (other than CBT, CBET, certain immaterial subsidiaries, and CBW, so long as it is not wholly owned) guarantee borrowings made by Cincinnati Bell Inc. under the credit facilities.

Security

The Company’s obligations under the new credit facilities are collateralized by perfected first priority pledges and security interests in the following:

(1)	substantially all of the equity interests of the Company’s subsidiaries (other than the subsidiaries of CBT, certain immaterial subsidiaries, and CBW, so long as it is not wholly owned) and

(2)	certain personal property and intellectual property of the Company and its subsidiaries (other than CBT, CBET, certain immaterial subsidiaries, and CBW, so long as it is not wholly owned). As of December 31, 2004 and 2003 the carrying value of these pledged assets, excluding investment and advances in subsidiaries, amounted to $1,891.1 million and $1,372.3 million, respectively. The value of the assets pledged substantially relates to deferred tax assets and intercompany accounts receivable.

Covenants

The Company is subject to financial covenants in association with the credit facilities. These financial covenants require the Company to maintain certain debt to EBITDA (as defined in the credit facility agreement), senior secured debt to EBITDA, interest coverage ratios and fixed charge ratio. The facilities also contain certain covenants which, among other things, may restrict the Company’s ability to incur additional debt or liens, pay dividends, repurchase Company common stock, sell, transfer, lease, or dispose of assets and make investments or merge with another company. If the Company were to violate any of its covenants and was unable to obtain a waiver, it would be considered a default and no additional borrowings under the credit facilities would be available until the default was waived or cured. The Company was in compliance with all covenants set forth in its credit facilities and the indentures governing its other debt as of December 31, 2004.

Events of Default

The credit facilities provide for events of default customary to facilities of this type, including non-payment of principal, interest or other amounts; incorrectness of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; certain events of bankruptcy or insolvency; certain material judgments; invalidity of any loan or security document; change of control and certain ERISA events.

7 1/4% Senior Notes Due 2023

In July 1993, the Company issued $50.0 million of 7 1/4% Senior notes due 2023 (the “7 1/4% Senior notes due 2023”). The indenture related to these 7 1/4% Senior notes due 2023 does not subject the Company to restrictive financial covenants. However, the indenture governing the 7 1/4% Senior notes due 2023 contains a covenant that provides that if the Company incurs certain liens on its property or assets, the Company must secure the outstanding notes equally and ratably with the indebtedness or obligations secured by such liens. The 7 1/4% Senior notes due 2023 are collateralized with assets of the Company (but not its subsidiaries) by virtue of the lien granted under the Company’s credit facilities. As of December 31, 2004, $50.0 million in aggregate principal amount of the 7 1/4% Senior notes due 2023 remains outstanding. Interest on the 7 1/4% Senior notes due 2023 is payable semi-annually on June 15 and December 15. The 7 1/4% Senior notes due 2023 may not be redeemed by the Company prior to maturity. The indenture governing 7 1/4% Senior notes due 2023 provides for an event of default upon the default and acceleration of any other existing debt instrument indebtedness which exceeds $20.0 million. For each of the years ended December 31, 2004, 2003 and 2002 the Company recorded $3.6 million of cash interest expense related to the 7 1/4% Senior notes due 2023.

Capital Lease Obligations

The Company leases facilities and equipment used in its operations, some of which are required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (“SFAS 13”). SFAS 13 requires the capitalization of leases meeting certain criteria, with the related asset being recorded in property, plant and equipment and an offsetting amount recorded as a liability discounted to the present value. The Company had $15.6 million in total indebtedness relating to capitalized leases as of December 31, 2004, $11.4 million of which was considered long-term. The Company recorded a gain of $10.0 million in the fourth quarter of 2003 included in “Other income, net” in the Consolidated Statements of Operations and Comprehensive Income (Loss) due to the modification of a capital lease for the Company’s headquarters. This modification required the lease to be reclassified from a capital lease to an operating lease. This modification reduced capital lease obligations and related accrued interest by $14.0 million and gross fixed assets by $6.2 million. For the years ended December 31, 2004, 2003 and 2002 the Company recorded $1.6 million, $4.0 million and $5.0 million, respectively, of cash interest expense related to capital lease obligations.

7 1/4% Senior Notes Due 2013

On July 11, 2003, the Company issued $500.0 million of 7 1/4% Senior unsecured notes due 2013 (the “7 1/4% Senior notes due 2013”). Net proceeds totaled $488.8 million and were used to prepay term credit facilities and permanently reduce commitments under the Company’s revolving credit facility. As a result, the Company recorded a non-cash charge of $8.4 million during the third quarter of 2003 to “Interest expense and other financing costs” to write-off deferred financing costs related to the Company’s existing credit facilities. Interest on the 7 1/4% Senior notes due 2013 is payable in cash semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2004. The 7 1/4% Senior notes due 2013 are unsecured obligations and rank equally with all of the Company’s existing and future senior debt and rank senior to all existing and future subordinated debt as of the date of issuance. The indenture governing the 7 1/4% Senior notes due 2013 contains covenants including but not limited to the following: limitations on dividends to shareowners and other restricted payments; dividend and other payment restrictions affecting the Company’s subsidiaries such that the subsidiaries are not permitted to enter into an agreement that would limit their ability to make dividend payments to the parent; indebtedness; asset dispositions; transactions with affiliates; liens; investments; issuances and sales of capital stock of subsidiaries; redemption of debt that is junior in right of payment; issuances of senior subordinated debt. The indenture governing 7 1/4% Senior notes due 2013 provides for an event of default upon the default and acceleration of any other existing debt instrument which exceeds $20.0 million. The Company may redeem the 7 1/4% Senior Notes due 2013 for a redemption price of 103.625%, 102.417%, 101.208%, and 100.000% after July 15, 2008, 2009, 2010, and 2011, respectively. For the years ended December 31, 2004 and 2003, the Company recorded $36.2 million and $17.1 million, respectively, of cash interest expense related to the senior notes. In January 2005, the indenture governing the 7 1/4% Senior notes due 2013 (the “7 1/4% Indenture”) was amended to, among other things, permit the Company to repurchase or redeem the 16% notes without regard to the extent of the Company’s ability to make restricted payments (as defined in the 7 1/4% Indenture) under the restricted payments covenant of the 7 1/4% Indenture.

Certain terms and conditions pertaining to these notes have been altered as a result of a consent process undertaken as part of the first stage of the Company’s 2005 refinancing plan. Refer to Note 24.

Other Short-Term Debt

The Company maintains a short-term revolving vendor financing arrangement for its information technology consulting business, which had an outstanding balance of $1.6 million and $2.7 million as of December 31, 2004 and 2003, respectively. The Company has the ability to borrow up to $2.0 million under this arrangement, which is secured by an irrevocable $2.0 million letter of credit against its revolving credit facility. The interest rate charged on the borrowings not repaid within terms of the financing arrangement is variable based on the prime rate and was prime plus 6.0% during 2004 and 2003.

Cincinnati Bell Telephone Notes

CBT has $100.0 million in notes outstanding that are guaranteed on a subordinated basis by Cincinnati Bell Inc. but not the other subsidiaries of Cincinnati Bell Inc. These notes have original maturities of up to 30 years and mature at various intervals between 2005 and 2028. Interest rates on this indebtedness range from 6.33% to 7.27%. These notes may be redeemed at any time, subject to proper notice.

In November 1998, CBT issued $150.0 million in aggregate principal amount of 6.30% unsecured senior notes due 2028 (the “6.30% notes”), which are guaranteed on a subordinated basis by Cincinnati Bell Inc. but not the other subsidiaries of Cincinnati Bell Inc. These notes may be redeemed at any time, subject to proper notice.

The indenture governing these notes provides for an event of default upon a default and associated right to acceleration of any other existing debt instrument of Cincinnati Bell Inc. or Cincinnati Bell Telephone, which exceeds $20.0 million. For the years ended December 31, 2004, 2003 and 2002 the Company recorded $16.5 million, $17.7 million and $18.4 million, respectively, of cash interest expense related to these CBT notes.

16% Senior Subordinated Discount Notes

On March 26, 2003, the Company received $350.0 million of gross cash proceeds from the issuance of the 16% Senior Subordinated Discount notes due 2009 (the “16% notes”). Proceeds from the 16% notes, net of fees, were used to pay down borrowings under the Company’s credit facilities. Interest on the 16% notes is payable semi-annually on each of June 30 and December 31 of 2003 through 2006 and then on each of June 30, 2007, January 20, 2008 and on the maturity date of January 20, 2009, whereby 12% is paid in cash and 4% is accreted on the aggregate principal amount. In addition, purchasers of the 16% notes received 17.5 million common stock warrants, subject to antidilution provisions, each to purchase one share of Cincinnati Bell common stock at $3.00 each, which expire in March 2013. Of the total gross proceeds received, $47.5 million was allocated to the fair value of the warrants using the Black-Scholes option-pricing model and was recorded as a discount on the 16% notes. The effective interest rate for the 16% notes is 23.8% due to the discount upon issuance and accretion of the principal amount. Excluding the discount on the 16% notes, the effective interest rate is 19.0%. In 2004 and 2003, the Company recognized $8.2 million and $6.3 million, respectively, of non-cash interest expense related to the amortization of the discount. Through December 31, 2004 and since inception, the Company has recorded $25.2 million in cumulative, non-cash interest expense and has adjusted the carrying amount of the debt accordingly. The Company incurred $43.7 million and $32.0 million of cash interest expense related to these notes in 2004 and 2003, respectively. The Company may redeem the 16% notes after March 26, 2006 for a redemption price of 108%, after March 26, 2007 for a redemption price of 106%, after March 26, 2008 for a redemption price of 104%, and for the principal amount of the notes at maturity on January 20, 2009. On any interest payment date prior to March 26, 2006, the Company may redeem the 16% notes for an amount equal to the accreted value plus the make whole premium as defined in the indenture.

The indenture governing the 16% notes provides for an event of default upon the default and acceleration of any other existing debt instrument, which exceeds $20.0 million.

The indenture governing the 16% notes contains covenants, including but not limited to the following: limitations on dividends to shareowners and other restricted payments; dividend and other payment restrictions affecting its subsidiaries such that the subsidiaries are not permitted to enter into an agreement that would limit their ability to make dividend payments to the parent; indebtedness; asset dispositions; transactions with affiliates; liens; issuances and sales of capital stock of subsidiaries; issuances of senior subordinated debt; and mergers and consolidations.

In February 2005, the indenture governing the 16% notes was amended to, among other things, eliminate the Company’s restrictions relating to BRCOM, the Company’s broadband subsidiaries. Certain other terms and conditions pertaining to these notes have been altered as a result of a consent process undertaken as part of the first stage of the Company’s 2005 refinancing plan. Refer to Note 24.

8 3/8% Senior Subordinated Notes

On November 19, 2003, the Company issued $540.0 million of 8 3/8% Senior Subordinated Notes due 2014 (“the 8 3/8% notes”). The net proceeds, after deducting the initial purchasers’ discounts and fees and expenses related to the 8 3/8% notes totaled $528.2 million. The Company used $524.6 million of the net proceeds to purchase all of the Company’s then outstanding Convertible Subordinated Notes due 2009, which bore interest at a rate of 9%, at a discounted price equal to 97% of their accreted value. The remaining proceeds were used to pay fees related to the credit facility amendment discussed above and to reduce outstanding borrowings under the revolving credit facility. Interest on the 8 3/8% notes is payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2004. The 8 3/8% notes are unsecured senior subordinated obligations, subordinated to all existing and future senior indebtedness of the Company including the 16% notes. The 8 3/8% notes rank equally with all of the Company’s future senior subordinated debt and rank senior to all future subordinated debt. The Company’s subsidiaries that guarantee the credit facilities also unconditionally guarantee the 8 3/8% notes on an unsecured senior subordinated basis. The guarantors’ guarantee of the 8 3/8% notes rank junior to their guarantee of the 16% notes. The indenture governing the 8 3/8% notes contains covenants including but not limited to the following: limitations on dividends to shareowners and other restricted payments; dividend and other payment restrictions affecting the Company’s subsidiaries such that the subsidiaries are not permitted to enter into an agreement that would limit their ability to make dividend payments to the parent; indebtedness; asset dispositions; transactions with affiliates; liens; investments; issuances and sales of capital stock of subsidiaries; redemption of debt that is junior in right of payment. The indenture governing the 8 3/8% notes provides for an event of default upon the default and acceleration of any other existing debt instrument, which exceeds $20.0 million. The Company may redeem the 8 3/8% notes for a redemption price of 104.188%, 102.792%, 101.396%, and 100.000% after January 15, 2009, 2010, 2011, and 2012, respectively. The Company incurred $45.2 million and $5.2 million of cash interest expense related to these notes in 2004 and 2003, respectively.

On February 16, 2005, as part of first stage of its 2005 refinancing plan, the Company issued an additional $100 million of these 8 3/8% notes. Additionally, certain terms and conditions pertaining to these notes may have been altered as a result. Refer to Note 24.

Debt Maturity Schedule

As of December 31, 2004, the following table summarizes the Company’s annual maturities of debt and minimum payments under capital leases for the five years subsequent to December 31, 2004, and thereafter:

(dollars in millions)	Debt	Capital Leases	Total Debt
Year of Maturity
2005	$25.9	$4.2	$30.1
2006	14.3	2.8	17.1
2007	211.2	1.0	212.2
2008	209.0	0.7	209.7
2009	375.2	0.7	375.9
Thereafter	1,323.9	6.2	1,330.1

Total debt	2,159.5	15.6	2,175.1
Less unamortized discount	(33.9)	—	(33.9)

Total debt, net of discount	$2,125.6	$15.6	$2,141.2

The timing of the Company’s debt maturities has changed significantly as a result of the implementation of the first stage of the Company’s 2005 refinancing plan. Refer to Note 24.

8. Financial Instruments

Interest Rate Contracts

Because the Company is exposed to the impact of interest rate fluctuations, primarily in the form of variable rate borrowings from its credit facility and changes in current rates compared to that of its fixed rate debt, the Company sometimes employs derivative financial instruments to manage its exposure to these fluctuations and its total interest expense over time. The Company does not hold or issue derivative financial instruments for trading purposes or enter into interest rate transactions for speculative purposes. Interest rate swap agreements, a particular type of derivative financial instrument, involve the exchange of fixed and variable rate interest payments and do not represent an actual exchange of the notional amounts between the parties.

In June 2004, the Company entered into a series of interest rate swaps with total notional amounts of $100 million that qualify for fair value hedge accounting and expire in January 2014. The interest rate swaps are designated as fair value hedges of a portion of the 8 3/8% senior subordinated notes due 2014. Fair value hedges are hedges that eliminate the risk of changes in the fair value of underlying assets and liabilities. The interest rate swaps are recorded at their fair value and the carrying value of the 8 3/8% senior subordinated notes due 2014 is adjusted by the same corresponding value in accordance with the shortcut method of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). As of December 31, 2004, the fair value of interest rate swap contracts was $3.9 million.

Prior to 2004, the Company entered into interest rate swaps in order to hedge against movements in the LIBOR rate, which determines the rate of interest paid by the Company on debt obligations under its credit facilities (refer to Note 7). These interest rate swap agreements expired throughout 2003. Realized gains and losses from the interest rate swaps are recognized as an adjustment to interest expense in each period. The Company recorded $6.8 million and $13.3 million in interest expense related to interest rate swap agreements for the years ended December 31, 2003 and 2002, respectively. During 2003, the fair value of the interest rate swaps increased resulting in a year-to-date, after-tax net gain of $4.5 million, which was recognized in OCI.

As a result of the implementation of the first stage of the Company’s 2005 refinancing plan, whereby $350 million in fixed coupon debt was issued and used to repay bank debt, the Company executed an additional $350 million in fixed-to-floating interest rate swaps in February 2005. Refer to Note 24.

9. Minority Interest

	December 31,
(dollars in millions)	2004	2003
Minority interest consists of:

Minority Interest in Cincinnati Bell Wireless held by Cingular (“AWE”)	38.4	39.0
Other	0.8	0.7

Total	$39.2	$39.7

Cingular Wireless Corporation (“Cingular”), through its subsidiary AT&T PCS LLC (“AWE”), maintains a 19.9% ownership in the Company’s Wireless subsidiary, Cincinnati Bell Wireless LLC (“CBW”). The minority interest balance is adjusted as a function of AWE’s 19.9% share of the net income (or loss) of CBW, with an offsetting amount being reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption “Minority interest expense.” The operating agreement, which governs the operations of CBW, provides for a three member committee. The Company has the right to appoint all three representatives.

Under the operating agreement the Company can purchase the 19.9% minority interest in CBW prior to January 31, 2006, at any time for $85.0 million plus interest at an annual rate of 5%, compounded monthly, from the date of the agreement. Thereafter the price reduces to $83.0 million, plus 5% annual interest, compounded monthly. Cingular also can sell the minority interest in CBW to the Company for $83.0 million effective January 31, 2006 (or earlier, if the member committee calls for additional capital contributions which call has not been approved by AWE or Cingular), plus 5% annual interest, compounded monthly or at any time if there is a capital call by CBW. In addition, Cingular and CBW are parties to various commercial agreements, including spectrum leases and reciprocal roaming agreements. These roaming agreements provide for a term of five years and a reduction in rates as compared to CBW’s previous roaming agreements with Cingular and AWE.

10. Commitments and Contingencies

Lease Commitments and Contractual Obligations

The Company leases certain circuits, facilities and equipment used in its operations. Total operating lease rental expenses were approximately $24.8 million, $19.8 million and $41 million in 2004, 2003 and 2002, respectively. Operating leases include tower site leases that provide for renewal options with fixed rent escalations beyond the initial lease term. In the fourth quarter of 2004, the Company recorded a $3.2 million adjustment related to prior periods to account for certain rent escalations associated with its tower site leases on a straight-line basis. These rent escalations are associated with lease renewal options that were deemed to be reasonably assured of renewal, thereby extending the initial term of the leases. The adjustment was not considered material to the current year or to any prior years’ earnings, earnings trends or individual financial statement line items.

At December 31, 2004, the total minimum annual lease commitments and purchase obligations, excluding interest, under noncancelable leases and contractual obligations are as follows:

(dollars in millions)	Operating Leases *	Capital Leases	Unconditional Purchase Obligations	Total
2005	$9.0	$4.2	$51.3	$64.5
2006	7.6	2.8	33.3	43.7
2007	7.7	1.0	31.6	40.3
2008	7.3	0.7	30.0	38.0
2009	7.2	0.7	28.5	36.4
Thereafter	144.2	6.2	27.1	177.5

Total	$183.0	$15.6	$201.8	$400.4

*	Operating leases exclude certain data center leases which are recorded as a restructuring liability. Refer to Note 5.

In 1998, the Company entered into a ten-year contract with Convergys Corporation (“Convergys”), a provider of billing, customer service and other services, which remains in effect until June 30, 2008. The contract states that Convergys will be the primary provider of certain data processing, professional and consulting and technical support services for the Company within CBT’s operating territory. In return, the Company will be the exclusive provider of local telecommunications services to Convergys. During the second quarter of 2004, the Company and Convergys renegotiated the contract, the result of which extended the contract through December 31, 2010, reduced prices for certain provided services by Convergys, excluded certain third party costs and reduced the Company’s annual commitment in 2004 and 2005 to $35.0 million from $45.0 million. During the calendar year 2004, the Company paid a total amount of $37.5 million under the contract. Beginning in 2006, the minimum commitment will be reduced 5% annually.

Contingencies

In the normal course of business, the Company is subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes that are not predictable with assurance.

In re Broadwing Inc. Securities Class Action Lawsuits, (Gallow v. Broadwing Inc., et al), U.S. District Court, Southern District of Ohio, Western Division, Case No. C-1-02-795.

Between October and December 2002, five virtually identical class action lawsuits were filed against Broadwing Inc. and two of its former Chief Executive Officers in U.S. District Court for the Southern District of Ohio.

These complaints were filed on behalf of purchasers of the Company’s securities between January 17, 2001 and May 20, 2002, inclusive, and alleged violations of Section 10(b) and 20(a) of the Securities and Exchange Act of 1934 by, inter alia, (1) improperly recognizing revenue associated with Indefeasible Right of Use (“IRU”) agreements; and (2) failing to write-down goodwill associated with the Company’s 1999 acquisition of IXC Communications, Inc. The plaintiffs seek unspecified compensatory damages, attorney’s fees, and expert expenses.

On December 30, 2002, the “Local 144 Group” filed a motion seeking consolidation of the complaints and appointment as lead plaintiff. By order dated October 29, 2003, Local 144 Nursing Home Pension Fund, Paul J. Brunner and Joseph Lask were named lead plaintiffs in a putative consolidated class action.

On December 1, 2003, lead plaintiffs filed their amended consolidated complaint on behalf of purchasers of the Company’s securities between January 17, 2001 and May 20, 2002, inclusive. This amended complaint contained a number of new allegations. Cincinnati Bell Inc. was added as defendant in this amended filing. The Company’s motion to dismiss was filed on February 6, 2004. Plaintiffs filed their opposition on April 2, 2004 and the Company filed its reply on May 17, 2004.

On September 24, 2004, Judge Walter Rice issued an Order granting in part and denying in part the Company’s motion to dismiss. The Order indicates that a more detailed opinion will follow. Until the detailed opinion is issued, there is no way of knowing which portions of the case have been dismissed. In the interim, Judge Rice directed that the stay of discovery will remain in effect. The Company is vigorously defending these matters. The timing and outcome of these matters are not currently predictable. An unfavorable outcome could have a material effect on the financial condition, results of operations and cash flows of the Company.

In re Broadwing Inc. Derivative Complaint, (Garlich v. Broadwing Inc., et al.), Hamilton County Court of Common Pleas, Case No. A0302720.

This derivative complaint was filed against Broadwing Inc. and ten of its current and former directors on April 9, 2003 alleging breaches of fiduciary duty arising out of the same allegations discussed in In re Broadwing Inc. Securities Class Action Lawsuits above. Pursuant to a stipulation between the parties, defendants are not required, absent further order by the Court, to answer, move, or otherwise respond to this complaint until 30 days after the federal court renders a ruling on defendants’ motion to dismiss in In re Broadwing Inc. Securities Class Action Lawsuits. The Company is vigorously defending these matters. The timing and outcome of these matters are not currently predictable. An unfavorable outcome could have a material effect on the financial condition, results of operations and cash flows of the Company.

In re Broadwing Inc. ERISA Class Action Lawsuits, (Kurtz v. Broadwing Inc., et al), U.S District Court, Southern District of Ohio, Western Division, Case No. C-1-02-857.

Between November 18, 2002 and January 10, 2003, four putative class action lawsuits were filed against Broadwing Inc. and certain of its current and former officers and directors in the United States District Court for the Southern District of Ohio. Fidelity Management Investment Trust Company was also named as a defendant in these actions.

These cases, which purport to be brought on behalf of the Cincinnati Bell Inc. Savings and Security Plan, the Broadwing Retirement Savings Plan, and a class of participants in the Plans, generally allege that the defendants breached their fiduciary duties under the Employee Retirement Income Security Act of 1974 (“ERISA”) by improperly encouraging the Plan participant-plaintiffs to elect to invest in the Company stock fund within the relevant Plan and by improperly continuing to make employer contributions to the Company stock fund within the relevant Plan.

On October 22, 2003, a putative consolidated class action complaint was filed in the U.S. District Court for the Southern District of Ohio. The Company filed its motion to dismiss on February 6, 2004. Plaintiffs filed their opposition on April 2, 2004 and the Company filed its reply by May 17, 2004.

On October 6, 2004, the Judge issued a Scheduling Order in these matters. According to the Scheduling Order, discovery was permitted to commence immediately and must have been completed by November 15, 2005. The trial is tentatively scheduled to take place in May 2006. A ruling on the Company’s motion to dismiss is still pending. The Company is vigorously defending these matters. The timing and outcome of these matters are not currently predictable. An unfavorable outcome could have a material effect on the financial condition, results of operations and cash flows of the Company.

During 2004, a class action complaint against Cincinnati Bell Wireless Company and Cincinnati Bell Wireless, LLC was filed in Hamilton County, Ohio. The complaint alleges that the plaintiff and similarly-situated customers were wrongfully assessed roaming charges for wireless phone calls made or received within the Company’s Home Service Area and/or within major metropolitan areas on the AT&T Wireless Network. The complaint asserts several causes of action, including negligent and/or intentional misrepresentation, breach of contract, fraud, unjust enrichment, conversion and violation of the Ohio Consumer Sales Practices Act. The plaintiff seeks economic and punitive damages on behalf of himself and all similarly-situated customers.

On January 31, 2005, another class action complaint against Cincinnati Bell Wireless Company and Cincinnati Bell Wireless, LLC was filed in Kenton County, Kentucky. The allegations raised and damages sought by plaintiffs in this action are very similar to those previously described.

The Company is vigorously defending these actions. At this stage of the litigation, it is premature to assess the ultimate viability of plaintiffs’ claims and whether these actions will potentially have a material adverse effect upon the Company.

Indemnifications

During the normal course of business, the Company makes certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (a) intellectual property indemnities to customers in connection with the use, sales and/or license of products and services, (b) indemnities to customers in connection with losses incurred while performing services on their premises (c) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct of the Company, and (d) indemnities involving the representations and warranties in certain contracts. In addition, the Company has made contractual commitments to several employees providing for payments upon the occurrence of certain prescribed events. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that the Company could be obligated to make. Except for amounts recorded in relation to insured losses, the Company has not recorded a liability for these indemnities, commitments and other guarantees in the Consolidated Balance Sheets, excepted as described below.

The following table summarizes the Company’s indemnification obligations as of December 31, 2004:

(dollars in millions)	Fair Value	Estimated Maximum Indemnities
Indemnities to the buyer of the broadband assets	$4.1	$197.3
Indemnities related to legal settlement agreements	0.5	1.0

Total Indemnities	$4.6	$198.3

The Company has indemnified the buyer of the broadband assets against certain potential claims, including environmental, tax, title and authorization. The title and authorization indemnification was capped at 100% of the purchase price of the broadband assets, which initially was $91.5 million, subject to reductions under the terms of the purchase agreement. The environmental and general indemnities were capped at 50% of the purchase price of the broadband assets.

In order to determine the fair value of the indemnity obligations and warranties provided to the buyer of the broadband assets, the Company performed a probability-weighted discounted cash flow analysis, utilizing the minimum and maximum potential claims and several scenarios within the range of possibilities. For the year ended December 31, 2003, the analysis originally resulted in a $7.8 million estimated fair value of the indemnity obligations, which was included in other liabilities and was reflected as a reduction of the gain on sale of broadband assets in the Consolidated Statement of Operations and Comprehensive Income (Loss).

During the fourth quarter of 2004, the Company decreased the liability related to the indemnity obligations to $4.1 million due to the expiration of the general representations and warranties and no broker warranties, and recorded $3.7 million as a gain on sale of broadband assets in the Consolidated Statement of Operations and Comprehensive Income (Loss).

In order to determine the fair value of the indemnity obligations and warranties provided under the legal settlement agreements, the Company utilized a best estimates approach when possible and for certain transactions performed a probability-weighted discounted cash flow analysis, utilizing the minimum and maximum potential claims and certain scenarios within the range of possibilities. For the year ended December 31, 2003, the analysis originally resulted in a $3.2 million estimated fair value of the indemnity obligations, which was included in other liabilities and was reflected as other operating expense in the Consolidated Statement of Operations and Comprehensive Income (Loss).

In the fourth quarter of 2004, the Company paid approximately $2.7 million related to these indemnity obligations. At December 31, 2004, $0.5 million remained in other liabilities related to the indemnity for certain representations and warranties provided under the terms of the legal settlement agreement.

Off-Balance Sheet Arrangements

The Company does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as special purpose entities (“SPEs”) or variable interest entities (“VIEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes.

11. Common and Preferred Shares

Common Shares

The par value of the Company’s common shares is $.01 per share. At December 31, 2004 and 2003, common shares outstanding were 245.4 million and 244.6 million, respectively. In July 1999, the Company’s Board of Directors approved a share repurchase program authorizing the repurchase of up to $200 million of common shares of the Company. The 245.4 million shares of Company common shares outstanding at December 31, 2004, are net of approximately 7.9 million shares that were repurchased by the Company under its share repurchase program and certain management deferred compensation arrangements for a total cost of $145.4 million.

Preferred Share Purchase Rights Plan

In the first quarter of 1997, the Company’s Board of Directors adopted a Share Purchase Rights Plan by granting a dividend of one preferred share purchase right for each outstanding common share to shareowners of record at the close of business on May 2, 1997. Under certain conditions, each right entitles the holder to purchase one-thousandth of a Series A Preferred Share. The rights cannot be exercised or transferred apart from common shares, unless a person or group acquires 15% or more, or 20% or more for certain groups, of the Company’s outstanding common shares. The rights will expire May 2, 2007, if they have not been redeemed. The plan was amended in 2002. Under the original plan, no single entity was allowed to hold 15% of the Company’s outstanding shares. The amendment increased the allowed threshold from 15% to 20% for an investment adviser within the meaning of the Investment Advisers Act of 1940, and/or its affiliates.

Preferred Shares

The Company is authorized to issue 1,357,299 voting preferred shares without par value and 1,000,000 nonvoting preferred shares without par value.

The Company issued 155,250 voting shares of 6 3/4% cumulative convertible preferred stock at stated value. These shares were subsequently deposited into a trust in which the underlying 155,250 shares are equivalent to 3,105,000 depositary shares. Shares of this preferred stock can be converted at any time at the option of the holder into common stock of the Company at a conversion rate of 1.44 shares of Company common stock per depositary share of 6 3/4% convertible preferred stock. Dividends on the 6 3/4% convertible preferred stock are payable quarterly in arrears in cash, or common stock in certain circumstances if cash payment is not legally permitted. The liquidation preference on the 6 3/4% preferred shares is $1,000 per share (or $50 per depositary share).

12. Earnings (Loss) Per Common Share from Continuing Operations

Basic earnings (loss) per common share from continuing operations (“EPS”) is based upon the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if common stock equivalents were exercised, but only to the extent that they are considered dilutive to the Company’s earnings. The following table is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for earnings (loss) from continuing operations for the following periods:

	Year Ended December 31
(dollars in millions, except per share amounts)	2004	2003	2002
Numerator:
Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$64.2	$1,246.0	$(2,449.2)
Preferred stock dividends	(10.4)	(10.4)	(10.4)

Numerator for basic - income (loss) from continuing operations applicable to common shareowners	53.8	1,235.6	(2,459.6)
Preferred stock dividends	—	10.4	—
Interest expense, net of tax - convertible subordinated notes	—	24.8	—

Numerator for diluted EPS - income (loss) from continuing operations applicable to common shareowners	$53.8	$1,270.8	$(2,459.6)

Denominator:
Denominator for basic EPS - weighted average common shares outstanding	245.1	226.9	218.4
Dilution:
Convertible preferred stock	—	4.5	—
Convertible subordinated notes	—	14.9	—
Stock options and warrants	5.3	6.9	—
Stock-based compensation arrangements	0.1	0.1	—

Denominator for diluted EPS per common share	250.5	253.3	218.4

Basic EPS from continuing operations	$0.22	$5.44	$(11.27)

Diluted EPS from continuing operations	$0.21	$5.02	$(11.27)

The total number of potential additional shares outstanding relating to stock options and the Company’s 6 3/4% cumulative convertible preferred stock that were not included in the computation of diluted EPS because their effect would be anti-dilutive was approximately 23.6 million, 26.2 million and 31.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.

13. Income Taxes

Income tax provision (benefit) from continuing operations consists of the following:

	Year ended December 31,
(dollars in millions)	2004	2003	2002
Current:
Federal	$(0.5)	$—	$(38.1)
State and local	1.5	1.0	(1.9)

Total current	1.0	1.0	(40.0)
Investment tax credits	(0.3)	(0.6)	(0.4)
Deferred:
Federal	52.8	194.3	(767.9)
State and local	10.4	(76.6)	(178.7)

Total deferred	63.2	117.7	(946.6)
Valuation allowance	(27.8)	(946.9)	1,110.7

Total	$36.1	$(828.8)	$123.7

Federal income tax refunds are reflected as a current benefit.

The following is a reconciliation of the statutory federal income tax rate with the effective tax rate applied to continuing operations for each year:

	Year ended December 31,
	2004	2003	2002
U.S. federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	10.5	(11.9)	5.2
Change in valuation allowance, net of federal income tax expense	(18.0)	(225.5)	(45.0)
Dividends on 12 1/2% exchangeable preferred stock	—	2.7	(0.7)
Nondeductible interest expense	7.7	1.8	(0.2)
Other differences, net	0.8	(0.8)	0.4

Effective rate	36.0%	(198.7)%	(5.3)%

The total income tax expense (benefit) realized by the Company consists of the following:

	Year ended December 31,
(dollars in millions)	2004	2003	2002
Income tax provision (benefit) related to:
Continuing operations	$36.1	$(828.8)	$123.7
Discontinued operations	—	—	119.7
Other comprehensive income (loss)	(2.2)	0.1	(1.7)
Cummulative effect of change in accounting principle	—	47.5	(5.9)

Total income tax provision (benefit)	$33.9	$(781.2)	$235.8

The Company recognized an income tax benefit from the exercise of certain stock options in 2004, 2003, and 2002 of $1.3 million, $0.6 million and $2.5 million, respectively. This benefit resulted in a decrease in current income taxes payable and an increase in additional paid in capital.

The components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended December 31,
(dollars in millions)	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$860.6	$893.1
Other	55.2	96.4

Total deferred tax assets	915.8	989.5
Valuation allowance	(144.2)	(171.9)

Total deferred income tax assets, net of valuation allowance	771.6	817.6

Deferred tax liabilities:
Property, plant and equipment	27.4	57.2
State taxes	36.4	15.1
Other	—	6.0

Total deferred tax liabilities	63.8	78.3

Net deferred tax assets	$707.8	$739.3

As of December 31, 2004, the Company had approximately $1,816.0 million of federal operating loss tax carryforwards, with a deferred tax asset value of $635.6 million, and $225.0 million in deferred tax assets related to state and local operating loss tax carryforwards. Tax loss carryforwards will generally expire between 2011 and 2023. U.S. tax laws limit the annual utilization of tax loss carryforwards of acquired entities. These limitations should not materially impact the utilization of the tax carryforwards. Certain 2003 components have been reclassified with no effect on net deferred tax assets. The Company had a valuation allowance of $144.2 million and $171.9 million for the years ended December 31, 2004 and 2003, respectively. The net decrease in the valuation allowance of $27.7 million during 2004 was primarily due to a change in future utilization estimates of state net operating loss carryforwards.

The ultimate realization of the deferred income tax assets depends upon the Company’s ability to generate future taxable income during the periods in which basis differences and other deductions become deductible and prior to the expiration of the net operating loss carryforwards. The Company concluded, due to the sale of the broadband business and the historical and future projected earnings of the remaining businesses, that the Company will utilize future deductions and available net operating loss carryforwards prior to their expiration. The Company also concluded that it was more likely than not that certain state tax loss carryforwards would not be realized based upon the analysis described above and therefore provided a valuation allowance.

14. Employee Benefit Plans and Postretirement Benefits Other Than Pensions

The Company sponsors three noncontributory defined benefit pension plans: one for eligible management employees, one for non-management employees and one supplemental, nonqualified, unfunded plan for certain senior executives.

The management pension plan is a cash balance plan in which the pension benefit is determined by a combination of compensation-based credits and annual guaranteed interest credits. The non-management pension plan is also a cash balance plan in which the pension benefit is determined by a combination of service and job-classification-based credits and annual interest credits. Benefits for the supplemental plan are based on eligible pay, adjusted for age and service upon retirement. Funding of the management and non-management plans is achieved through contributions to an irrevocable trust fund. The contributions are determined using the aggregate cost method. The Company uses the traditional unit credit cost method for determining pension cost for financial reporting purposes and uses a December 31 measurement date for all of its plans.

The Company also provides health care and group life insurance benefits for eligible retirees. The Company funds certain group life insurance benefits through Retirement Funding Accounts and funds health care benefits and other group life insurance benefits using Voluntary Employee Benefit Association (“VEBA”) trusts. It is the Company’s practice to fund amounts as deemed appropriate from time to time. Contributions are subject to IRS limitations developed using the aggregate cost method.

The actuarial expense calculation for the postretirement health plan is based on numerous assumptions, estimates and judgments including health care cost trend rates and cap-related cost sharing. Our non-management labor contract with the union contains contractual limits on the Company funded portion of retiree medical costs (referred to as “caps”). The Company has waived the premiums in excess of the caps during the current and past labor contract periods and, therefore has waived any cost sharing from those non-management retirees. The Company has previously accounted for the obligation for non-management retiree medical costs based on the terms of the written labor contract with the union. The Company has provided the same benefits for non-management and management retirees and therefore, has accounted for the obligation for management retiree medical costs on the same basis as non-management retiree medical costs.

The Company has determined that its past history of waiving and/or increasing caps in labor contract negotiations with the union, coupled with the expectation that the caps will be waived or increased in future contract negotiations, creates a substantive plan that is an uncapped plan and differs from the written plan. Accordingly, effective December 31, 2004, the Company has accounted for its retiree medical benefit obligation for non-management and management retirees as if there were no caps.

The change to the substantive plan has been accounted for as a plan amendment resulting in an increase to the retiree medical postretirement benefit obligation of approximately $122.5 million, which will be recognized over the remaining years of future service of the active plan participants. The change will increase annual net periodic expense by approximately $17.0 million.

Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the “Act”) beginning in 2006, the Act will provide a prescription drug benefit under Medicare Part D, as well as a federal subsidy to plan sponsors of retiree healthcare plans that provide a prescription drug benefit to their participants that is at least actuarially equivalent to the benefit that will be available under Medicare. The amount of the federal subsidy will be based on 28 percent of an individual beneficiary’s annual eligible prescription drug costs ranging between $250 and $5,000. On May 19, 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP No. 106-2”). FSP No. 106-2 clarified that the federal subsidy provided under the Act should be accounted for as an actuarial gain in calculating the postretirement benefit obligation and annual postretirement expense. Based on its current understanding of the Act, the Company determined that a substantial portion of the prescription drug benefits provided under its postretirement benefit plan would be deemed actuarially equivalent to the benefits provided under Medicare Part D. Effective July 1, 2004, the Company prospectively adopted FSP No. 106-2 and remeasured its postretirement benefit obligation as of that date to account for the federal subsidy, the effects of which resulted in a $10.3 million reduction in the Company’s postretirement benefit obligation and a $1.1 million reduction in the Company’s 2004 postretirement expense. The reduction in postretirement expense for 2004 was comprised of a $0.6 million benefit related to interest cost and a $0.5 million benefit in the amortization of the actuarial loss. On January 21, 2005, the Department of Health and Human Services issued final federal regulations on the determination of actuarial equivalence of the federal subsidy. The Company is currently evaluating the effects, if any, that these final rules may have on its future benefit costs and postretirement benefit obligation, but does not believe the effects will be material.

During 2004, special termination benefits of $10.5 million were included in the benefit obligation. These special termination benefits related to the 2004 restructuring plan discussed in Note 5.

The following information relates to all Company noncontributory defined benefit pension plans, postretirement health care, and life insurance benefit plans. Pension and postretirement benefit costs are as follows:

	Pension Benefits			Postretirement and Other Benefits
(dollars in millions) Year ended December 31	2004	2003	2002	2004	2003	2002
Service cost (benefits earned during the period)	$8.1	$9.6	$11.4	$2.1	$1.7	$1.4
Interest cost on projected benefit obligation	27.3	28.8	31.2	16.2	15.7	15.2
Expected return on plan assets	(41.4)	(39.2)	(45.7)	(6.3)	(6.6)	(8.8)
Curtailment loss	—	2.7	0.2	—	—	—
Special termination benefit	10.5	—	—	—	—	—
Amortization of:
Transition (asset)/obligation	(1.8)	(2.5)	(2.4)	4.2	4.2	4.2
Prior service cost	3.1	3.2	3.2	3.8	1.4	0.6
Net (gain) loss	(0.9)	(0.1)	(5.9)	1.5	1.5	—

Actuarial (income) expense	$4.9	$2.5	$(8.0)	$21.5	$17.9	$12.6

The following are the weighted average assumptions used in accounting for the pension and postretirement benefit cost in the Statements of Operations and Comprehensive Income (Loss) for the years ended December 31:

	Pension Benefits			Postretirement and Other Benefits
	2004	2003	2002	2004	2003	2002
Discount rate - net periodic benefit expense	6.00%	6.50%	7.25%	6.00%	6.50%	7.25%
Expected long-term rate of return on Pension and VEBA plan assets	8.25%	8.25%	8.25%	8.25%	8.25%	8.25%
Expected long-term rate of return on retirement fund account assets	n/a	n/a	n/a	8.00%	8.00%	8.00%
Future compensation growth rate	4.50%	4.50%	4.50%	n/a	n/a	n/a

The associated pension plans’ assets consist of the following:

	Pension Assets
	Target Allocation 2005	Percentage of Plan Assets at December 31,
		2004	2003
Plan Assets:
Fixed Income	20% - 38%	28.6%	28.9%
Equity Securities *	55% - 65%	59.9%	60.5%
Real Estate	8% - 12%	11.5%	10.6%

Total		100.0%	100.0%

*	At December 31, 2004 and 2003, respectively, pension plan assets include $5.8 million and $7.0 million in Company common stock.

The associated postretirement and other plans’ assets consist of the following:

	Postretirement and Other Assets
	Health Care			Group Life Insurance
	Target Allocation 2005	Percentage of Plan Assets at December 31,		Target Allocation 2004	Percentage of Plan Assets at December 31,
		2004	2003		2004	2003

Plan Assets:
Fixed Income	30% -40%	42.8%	36.3%	35% -45%	20.3%	21.1%
Equity Securities	60% -70%	57.2%	63.7%	55% -65%	32.0%	29.7%
Cash*	—	—	—	—	47.7%	49.2%

Total		100.0%	100.0%		100.0%	100.0%

*	As of December 31, 2004, the Company held $13.2 million in cash to be used for group health benefits under postretirement plans.

The Company expects to make a cash funding contribution to its pension plans and postretirement health plans of approximately $2.5 million and $9.2 million, respectively in 2005.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid over the next ten years from the Company’s pension plans and postretirement health plans:

	Pension Benefits	Postretirement and Other Benefits Gross	Medicare Subsidy Receipts
2005	$49.2	$25.2	$—
2006	60.3	26.2	(1.4)
2007	40.0	27.1	(1.6)
2008	39.7	27.7	(1.7)
2009	40.1	28.1	(1.8)
Years 2010-2014	199.2	144.6	(12.0)

Reconciliation of the beginning and ending balance of the plans’ funded status were:

	Pension Benefits		Postretirement and Other Benefits
(dollars in millions) Year ended December 31	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation at January 1	$466.5	$477.4	$290.5	$238.5
Service cost	8.1	9.6	2.1	1.7
Interest cost	27.3	28.7	16.4	15.7
Amendments	—	1.2	122.5	32.7
Actuarial loss	36.8	2.0	9.3	26.0
Benefits paid	(44.7)	(51.1)	(24.4)	(24.1)
Curtailment	—	(1.3)	—	—
Special termination benefit	10.5	—	—	—

Benefit obligation at December 31	$504.5	$466.5	$416.4	$290.5

Change in plan assets:
Fair value of plan assets at January 1	$451.2	$407.9	$84.6	$88.1
Actual return on plan assets	48.5	91.4	7.5	11.1
Employer contribution	3.6	3.0	9.9	9.5
Benefits paid	(44.6)	(51.1)	(24.3)	(24.1)

Fair value of plan assets at December 31	$458.7	$451.2	$77.7	$84.6

Reconciliation to Balance Sheet:
Unfunded status	$(45.8)	$(15.3)	$(338.7)	$(205.9)
Unrecognized transition (asset) obligation	(1.1)	(2.9)	33.7	37.9
Unrecognized prior service cost	25.7	28.9	161.9	43.2
Unrecognized net loss	65.1	34.5	67.9	61.3

(Accrued) prepaid benefit cost	$43.9	$45.2	$(75.2)	$(63.5)

As of December 31, 2004 and 2003, the Company’s accumulated benefit obligation related to its pension plans was $503.5 million and $466.1 million, respectively.

The following table presents information for certain of the pension and postretirement plans with a projected benefit obligation in excess of the fair value of plan assets:

	Pension Plans		Postretirement Health Plans
(dollars in millions) Year ended December 31,	2004	2003	2004	2003
Projected benefit obligation	$283.5	$271.1	$416.4	$290.5
Fair value of plan assets	$234.8	$236.3	$77.7	$84.6

The following table presents information for certain of the pension plans with an accumulated benefit obligation in excess of the fair value of plan assets:

	Pension Plans
(dollars in millions)	2004	2003
Accumulated benefit obligation	$282.6	$270.6
Fair value of plan assets	$234.8	$236.3

The amounts recognized in the statement of financial position consist of:

	Pension Benefits
(dollars in millions) Year ended December 31	2004	2003
Prepaid benefit cost	$67.5	$68.4
Accrued benefit liability	(47.8)	(34.4)
Intangible asset	14.6	7.1
Accumulated other comprehensive income	9.6	4.1

Net amount recognized	$43.9	$45.2

The following are the weighted average assumptions used in accounting for and measuring the pension and postretirement benefit obligation in the Consolidated Balance Sheets at December 31:

	Pension Benefits		Postretirement and Other Benefits
	2004	2003	2004	2003
Discount rate - projected benefit obligation	5.50%	6.00%	5.75%	6.00%
Expected long-term rate of return on Pension and VEBA plan assets	8.25%	8.25%	8.25%	8.25%
Expected long-term rate of return on retirement fund account assets	n/a	n/a	8.00%	8.00%
Future compensation growth rate	4.50%	4.50%	n/a	n/a

The expected long-term rate of return on plan assets, developed using the building block approach, is based on the following: the participant’s benefit horizons; the mix of investments held directly by the plans; and the current view of expected future returns, which is influenced by historical averages.

Changes in actual asset return experience and discount rate assumptions can impact the Company’s operating results, financial position and cash flows. Actual asset return experience results in an increase or decrease in the asset base and this effect, in conjunction with a decrease in the pension discount rate, may result in a plan’s assets being less than a plan’s accumulated benefit obligation (“ABO”). The ABO is the present value of benefits earned to date and is based on past compensation levels. The Company is required to show in its consolidated balance sheet a net liability that is at least equal to the ABO less the market value of plan assets. This liability is referred to as an additional minimum pension liability (“AML”). As of December 31, 2004, the Company’s ABO was $503.5 million and its AML was $24.2 million.

The assumed health care cost trend rate used to measure the postretirement health benefit obligation at December 31, 2004, was 7.98% and is assumed to decrease gradually to 4.54% by the year 2009. In addition, a one-percentage point change in assumed health care cost trend rates would have the following effect on the postretirement benefit costs and obligation:

(dollars in millions)	1% Increase	1% Decrease
2004 service and interest costs	$4.6	$(3.6)
Postretirement benefit obligation at December 31, 2004	$52.7	$(43.0)

Savings Plans

The Company sponsors several defined contribution plans covering substantially all employees. The Company’s contributions to the plans are based on matching a portion of the employee contributions, on a percentage of employee earnings. Company and employee contributions are invested in various investment funds at the direction of the employee. Total Company contributions to the defined contribution plans were $5.3 million, $6.6 million and $8.8 million for 2004, 2003, and 2002, respectively.

15. Stock-Based Compensation Plans

During 2004 and in prior years, certain employees and directors of the Company were granted stock options and other stock-based awards under the Company’s Long-Term Incentive Plans (“Company LTIP”). Under the Company LTIP, options are granted with exercise prices that are no less than market value of the stock at the grant date. Generally, stock options and stock appreciation rights have ten-year terms and vesting terms of three to five years. The number of shares authorized and available for grant under these plans were approximately 78.3 million and 34.7 million, respectively, at December 31, 2004.

Presented below is a summary of the status of outstanding Company stock options issued to employees and related transactions (shares in thousands):

	Shares	Exercise Price
Company options held by employees and directors at December 31, 2001	33,769	$17.40
Granted	8,142	$3.71
Exercised	(219)	$3.71
Forfeited/expired	(5,205)	$18.55

Company options held by employees and directors at December 31, 2002	36,487	$14.80
Granted	4,167	$5.58
Exercised	(620)	$3.57
Forfeited/expired	(10,027)	$15.61

Company options held by employees and directors at December 31, 2003	30,007	$13.45
Granted	2,198	$3.98
Exercised	(854)	$3.55
Forfeited/expired	(6,987)	$16.58

Company options held by employees and directors at December 31, 2004	24,364	12.06

The following table summarizes the status of Company stock options outstanding and exercisable at December 31, 2004 (shares in thousands):

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$1.88 to $3.70	5,083	8.60	$3.55	2,385	$3.47
$3.72 to $7.27	4,915	8.02	$5.77	1,919	$5.99
$7.68 to $13.16	5,194	5.19	$10.74	5,194	$10.74
$13.24 to $16.78	4,979	4.34	$16.53	4,979	$16.53
$17.50 to $38.19	4,193	5.50	$26.05	4,193	$26.05

Total	24,364	6.35	$12.06	18,670	$14.30

As of December 31, 2004, 2003 and 2002 there were 18.7 million, 21.2 million and 19.2 million options exercisable.

In 2004, the Company granted 140,000 shares of restricted stock awards and the weighted average market value of the shares on the grant date was $5.43. In 2003 and 2002, there were no restricted stock awards granted. During 2001, restricted stock awards were 65,000 shares and the weighted average market value of the shares on the grant date was $24.41. Restricted stock awards generally vest within one to five years. Total compensation expense for restricted stock awards during 2004 and 2003 was $0.3 million, and $3.8 million during 2002.

In January 1999, the Company granted stock options to each of its then existing employees (approximately 3,500). According to the terms of this program, stock option grant recipients remaining with the Company until January 2002 could exercise their options to purchase up to 500 common shares each at an exercise price of $16.75. This plan also includes a provision for option grants to employees hired after the January 1999 grant date, in smaller amounts and at an exercise price based on the month of hire (e.g., employees hired during 2001 received options to purchase up to 300 common shares of the Company). Grant recipients must exercise their options within ten years of the date of grant.

In December 2001, the Company announced an additional stock option grant to a majority of its management employees. Each eligible employee was granted 300 options to purchase common shares at an exercise price of $9.65. The options vest over a period of three years and expire ten years from the date of grant.

In December 2003, the Company announced an additional stock option grant. Each management employee was granted 1,000 options and each hourly employee was granted 300 options to purchase common shares at an exercise price of $5.66. The options vest over a period of three years and expire ten years from the date of grant.

16. Discontinued Operations

On March 8, 2002, the Company sold substantially all of the assets of its Cincinnati Bell Directory (“CBD”) subsidiary to a group of investors for $345.0 million in cash and a 2.5% equity stake in the newly formed entity. CBD published Yellow Pages directories and sold directory advertising and informational services in Cincinnati Bell Telephone’s local service area. In the first quarter of 2002, the Company recorded a pre-tax gain of $328.3 million ($211.8 million, net of taxes), related to the sale of these assets in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption “Income from discontinued operations, net of taxes.”

The consolidated financial statements and the Company’s Other segment were restated to reflect the disposition of CBD as a discontinued operation under SFAS 144. Accordingly, revenue, costs, expenses, and cash flows of CBD have been reported as “Income from discontinued operations, net of taxes,” “Net cash provided by (used in) discontinued operations,” “Gain from sale of discontinued operations, net of taxes”, or “Proceeds from sale of discontinued operations, net of taxes” for all periods presented.

Selected financial information for the discontinued operations is as follows:

	Year ended December 31,
(dollars in millions)	2004	2003	2002
Results of Operations:
Revenue	$—	$—	$15.7

Income from discontinued operations prior to sale	$—	$—	$9.0
Gain on sale of discontinued operations	—	—	328.3
Income tax provision *	—	—	119.7

Income from discontinued operations, net of tax	$—	$—	$217.6

*	2002 includes $116.5 income tax expense on disposition of discontinued operations

The effective tax rates for discontinued operations was zero in 2004 and 2003 and 35.5% in 2002.

17. Additional Financial Information

Balance Sheet

(dollars in millions)	As of December 31	2004	2003	Depreciable Lives (Years)
Property, plant and equipment:
Land and rights of way		$5.7	$5.7	20 - Indefinite
Buildings and leasehold improvements		195.6	189.2	2 - 40
Telephone plant		2,169.4	2,099.9	3 - 29
Transmission facilities		72.7	75.3	2 - 20
Furniture, fixtures, vehicles, and other		118.3	137.1	8 - 20
Construction in process		21.7	17.8	—

Subtotal		2,583.4	2,525.0
Less: Accumulated depreciation		(1,732.3)	(1,626.2)

Property, plant and equipment, net*		$851.1	$898.8

(dollars in millions)	As of December 31	2004	2003
Other current liabilities:
Accrued insurance		$9.9	$11.3
Other current liabilities		34.2	56.4

Total other current liabilities		$44.1	$67.7

Accumulated other comprehensive loss:
Additional minimum pension liability		$(5.5)	$(2.3)

Total accumulated other comprehensive loss		$(5.5)	$(2.3)

Statement of Operations and Cash Flows
(dollars in millions)	Year ended December 31	2004	2003	2002
Capitalized interest expense		$0.6	$1.0	$9.1
Cash paid (received) for:
Interest (net of amount capitalized)		$158.8	$122.0	$124.8
Income taxes (net of refunds)		2.3	0.3	(40.3)
Noncash investing and financing activities:
Interest expense		35.2	88.7	47.4
Decrease in minority interest due to accretion of 12½% exchangeable preferred stock		—	2.0	3.5
Decrease in assets due to capital lease modification		—	6.2	—
Decrease in liabilities due to capital lease modification		—	(14.0)	—
Decrease of long-term debt due to exchange of 12½% notes and 9% notes to common stock		—	(524.9)	—
Issuance of common stock in exchange for the 12½% Preferreds and 9% Notes		—	532.9	—

*	Includes $28.4 and $34.7, respectively, of assets accounted for as capital leases, net of accumulated depreciation of $16.2 and $19.9, respectively, included in 'Buildings and leasehold improvements,' 'Telephone plant,' 'Transmission facilities,' and 'Furniture, fixtures, vehicles and other.'

18. Business Segment Information

The Company is organized on the basis of products and services. The Company’s segments are strategic business units that offer distinct products and services and are aligned with specific subsidiaries of the Company. The Company operates in five business segments, Local, Wireless, Hardware and Managed Services, Other and Broadband, as described below.

The Company realigned its business segments during the first quarter of 2004. Cincinnati Bell Technology Solutions (“CBTS”), a data equipment and managed services subsidiary, was previously reported in the Broadband segment and is now reported in the Hardware and Managed Services segment. Additionally, the sale of telephony equipment and its associated installation and maintenance business by CBT, previously reported in the Local segment, is now included in the Hardware and Managed Services segment. Accordingly, the historical results of operations of the Local, Hardware and Managed Services and Broadband segments have been recast to reflect the current segment reporting.

The Local segment provides local voice telephone service, including dozens of enhanced custom calling features, and data services, to customers in southwestern Ohio, northern Kentucky and southeastern Indiana.

The Wireless segment consists of the operations of the CBW subsidiary, a venture in which the Company owns 80.1% and Cingular, through its subsidiary AWE, owns the remaining 19.9%. This segment provides advanced, digital voice and data communications services and sales of related communications equipment to customers in the Greater Cincinnati and Dayton, Ohio operating areas.

The Hardware and Managed Services segment provides data center collocation, IT consulting services, telecommunications and computer equipment in addition to their related installation and maintenance. The Hardware and Managed Services is comprised of the operations within Cincinnati Bell Technology Solutions (“CBTS”). In March 2004, CBTS sold certain operating assets, which were generally residing outside of the Company’s area for approximately $3.2 million in cash.

The Other segment combines the operations of CBAD, Cincinnati Bell Complete Protection (“CBCP”) and Cincinnati Bell Public Communications Inc. (“Public”). CBAD resells long distance voice and audio-conferencing services, CBCP provides security and surveillance hardware and monitoring services for consumers and businesses, and Public provides public payphone services. In fourth quarter of 2004, the Company sold its payphone assets located at correctional institutions and those outside of the Company’s operating area for $1.4 million.

The Broadband segment no longer has any substantive, on-going operations. The Broadband segment previously provided data and voice communication services nationwide over approximately 18,700 route miles of fiber-optic transmission facilities. Broadband segment revenue was generated by broadband transport through private line and IRU agreements, Internet services utilizing technology based on Internet protocol (“IP”), and switched voice services provided to both wholesale and retail customers. In 2003, the Company sold substantially all of its broadband assets (refer to Note 2), which were reported in the Broadband segment.

Certain corporate administrative expenses have been allocated to segments based upon the nature of the expense and the relative size of the segment. The Company’s business segment information is as follows:

	Year Ended December 31,
(dollars in millions)	2004	2003	2002
Revenue
Local	$761.7	$774.5	$781.7
Wireless	261.7	259.5	267.2
Hardware and managed services	134.7	162.8	215.4
Other	78.6	81.1	82.8
Broadband	—	332.4	911.4
Intersegment	(29.6)	(52.5)	(79.9)

Total Revenue	$1,207.1	$1,557.8	$2,178.6

Intersegment Revenue
Local	$21.1	$27.1	$35.6
Wireless	2.1	1.1	0.3
Hardware and managed services	4.5	4.4	0.6
Other	1.9	0.6	0.2
Broadband	—	19.3	43.2

Total Intersegment Revenue	$29.6	$52.5	$79.9

Operating Income (Loss)
Local	$279.1	$282.7	$272.8
Wireless	(1.4)	60.2	69.1
Hardware and managed services	12.7	17.5	(9.4)
Other	18.0	6.5	1.7
Broadband	10.7	344.5	(2,415.7)
Corporate and Eliminations	(19.8)	(27.4)	(12.0)

Total Operating Income (Loss)	$299.3	$684.0	$(2,093.5)

Capital Additions
Local	$80.1	$81.0	$80.3
Wireless	32.4	40.2	29.5
Hardware and managed services	15.6	0.6	5.7
Other	5.7	0.9	0.9
Broadband	—	3.6	59.2
Corporate and Eliminations	0.1	0.1	0.3

Total Capital Additions	$133.9	$126.4	$175.9

Depreciation and Amortization
Local	$117.2	$125.7	$146.7
Wireless	67.4	38.8	31.3
Hardware and managed services	1.1	0.7	6.4
Other	1.7	2.1	1.9
Broadband	—	1.9	309.4
Corporate and Eliminations	0.3	0.5	0.6

Total Depreciation and Amortization	$187.7	$169.7	$496.3

Assets (at December 31, 2004 and 2003)
Local	$717.1	$771.9
Wireless	371.6	391.8
Hardware and managed services	60.8	44.9
Other	124.1	123.9
Broadband	2.9	4.0
Corporate and Eliminations	682.2	737.0

Total Assets	$1,958.7	$2,073.5

19. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate, where practicable, the fair value of each class of financial instruments:

Cash and cash equivalents, and current maturities of long-term debt — The carrying amount approximates fair value because of the short-term maturity of these instruments.

Accounts receivable and accounts payable — The carrying amounts approximate fair value.

Current and Long-term debt — The fair value is estimated based on year-end closing market prices of the Company’s debt and of similar liabilities. The carrying amounts of long-term debt, excluding capital leases and unamortized discount, at December 31, 2004 and 2003 were $2,159.5 million and $2,311.7 million, respectively. The estimated fair values at December 31, 2004 and 2003 were $2,241.7 million and $2,475.8 million, respectively.

Convertible preferred stock — The fair value of the 6 3/4% Cumulative Convertible Preferred Stock at December 31, 2004 and 2003 was $120.3 million and $106.1 million, respectively, based on the trading value on those dates.

Interest rate risk management —The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. The Company continuously monitors the ratio of variable to fixed interest rate debt to maximize its total return. As of December 31, 2004 and 2003 approximately 75% and 74% of debt, respectively, was fixed-rate debt and approximately 25% and 26%, respectively, were bank loans with variable interest rates.

20. Supplemental Guarantor Information - 7 1/4% Senior Notes Due 2013, 8 3/8% Senior Subordinated Notes Due 2014 and 7% Senior Notes Due 2015

In 2003, the Parent Company issued $500 million aggregate principal amount of the 7¼% Senior Notes Due 2013 and $540 million aggregate principal amount of 8 3/8% Senior Subordinated Notes Due 2014. As of December 31, 2004, the 7 1/4% Senior Notes Due 2013 and the 8 3/8% Senior Subordinated Notes Due 2014 were guaranteed by the following subsidiaries of the Parent Company: Cincinnati Bell Public Communications Inc., Cincinnati Bell Entertainment Inc. (f/k/a ZoomTown.com Inc.), Cincinnati Bell Complete Protection Inc., BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Telecommunication Services LLC, Cincinnati Bell Wireless Company and Cincinnati Bell Wireless Holdings LLC (collectively, the “2003 Guarantors”).

In February 2005, the Parent Company issued $250 million aggregate principal amount of the 7% Senior Notes Due 2015 and an additional $100 million aggregate principal amount of the 8 3/8% Senior Subordinated Notes Due 2014. In connection with these notes issuances, the 7 1/4% Senior Notes Due 2013, the 7% Senior Notes Due 2015 and the 8 3/8% Senior Subordinated Notes Due 2014 were guaranteed by the 2003 Guarantors and the following additional subsidiaries of the Parent Company: BCSI Inc., BCSIVA Inc., BRCOM Inc., BRWL, LLC, BRWSVCS LLC, Cincinnati Bell Technology Solutions Inc., IXC Business Services, LLC, and IXC Internet Services Inc. (collectively, the “2005 Guarantors”). Each guarantor is 100% owned directly or indirectly by the Parent Company, and the guarantees are full and unconditional and joint and several. Substantially all of the Parent Company’s income and cash flow is generated by its subsidiaries. Generally, funds necessary to meet the Parent Company’s debt service obligations are provided by distributions or advances from its subsidiaries. The following condensed guarantor financial information has been revised from the guarantor financial information presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to reflect the current guarantor structure of the 7 1/4% Senior Notes Due 2013, the 7% Senior Notes Due 2015 and the 8 3/8% Senior Subordinated Notes Due 2014.

The following information sets forth the consolidating balance sheets of the Company as of December 31, 2004 and December 31, 2003, and the consolidating statements of income and cash flows for the periods ended December 31, 2004, 2003 and 2002 of: (1) Cincinnati Bell Inc., the Parent Company and issuer; (2) the 2005 Guarantors on a combined basis, and; (3) the non-guarantor subsidiaries on a combined basis:

Condensed Consolidating Statements of Operations

(dollars in millions)	For the year ended December 31, 2004
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Revenue	$—	$272.3	$964.5	$(29.7)	$1,207.1
Operating costs and expenses	19.8	234.0	683.7	(29.7)	907.8

Operating income (loss)	(19.8)	38.3	280.8	—	299.3
Equity in earnings (loss) of subsidiaries and discontinued operations, net of taxes	175.9	(2.5)	—	(173.4)	—
Interest expense and other financing costs	185.5	16.7	20.0	(18.9)	203.3
Other expense (income), net	(21.5)	(0.9)	(0.8)	18.9	(4.3)

Income (loss) before income taxes	(7.9)	20.0	261.6	(173.4)	100.3
Income tax expense (benefit)	(72.1)	5.1	103.1	—	36.1

Net income (loss)	64.2	14.9	158.5	(173.4)	64.2
Preferred stock dividends	10.4	—	—	—	10.4

Net income (loss) applicable to common shareowners	$53.8	$14.9	$158.5	$(173.4)	$53.8

	For the year ended December 31, 2003
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Revenue	$—	$660.6	$949.1	$(51.9)	$1,557.8
Operating costs and expenses	27.3	301.3	597.1	(51.9)	873.8

Operating income (loss)	(27.3)	359.3	352.0	—	684.0
Equity in earnings (loss) of subsidiaries and discontinued operations, net of taxes	1,160.7	56.4	—	(1,217.1)	—
Interest expense and other financing costs	202.3	68.6	23.7	(60.4)	234.2
Other expense (income), net	(44.1)	24.7	(8.4)	60.4	32.6

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	975.2	322.4	336.7	(1,217.1)	417.2
Income tax expense (benefit)	(270.8)	(653.1)	95.1	—	(828.8)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	1,246.0	975.5	241.6	(1,217.1)	1,246.0
Cumulative effect of a change in accounting principle, net of tax	85.9	0.2	85.7	(85.9)	85.9

Net income (loss)	1,331.9	975.7	327.3	(1,303.0)	1,331.9
Preferred stock dividends	10.4	—	—	—	10.4

Net income (loss) applicable to common shareowners	$1,321.5	$975.7	$327.3	$(1,303.0)	$1,321.5

	For the year ended December 31, 2002
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Revenue	$—	$1,304.9	$953.6	$(79.9)	$2,178.6
Operating costs and expenses	12.1	3,739.4	600.5	(79.9)	4,272.1

Operating income (loss)	(12.1)	(2,434.5)	353.1	—	(2,093.5)
Equity in earnings (loss) of subsidiaries and discontinued operations, net of taxes	(2,139.7)	61.6	—	2,078.1	—
Interest expense and other financing costs	137.8	75.3	28.7	(77.6)	164.2
Other expense (income), net	(28.6)	20.5	(1.7)	77.6	67.8

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	(2,261.0)	(2,468.7)	326.1	2,078.1	(2,325.5)
Income tax expense (benefit)	(29.4)	57.3	95.8	—	123.7

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(2,231.6)	(2,526.0)	230.3	2,078.1	(2,449.2)
Income from discontinued operations, net	—	—	217.6	—	217.6
Cumulative effect of a change in accounting principle, net of tax	(2,008.7)	(2,008.7)	—	2,008.7	(2,008.7)

Net income (loss)	(4,240.3)	(4,534.7)	447.9	4,086.8	(4,240.3)
Preferred stock dividends	10.4	—	—	—	10.4

Net income (loss) applicable to common shareowners	$(4,250.7)	$(4,534.7)	$447.9	$4,086.8	$(4,250.7)

Condensed Consolidating Balance Sheets
(dollars in millions)
	December 31, 2004
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash and cash equivalents	$22.7	$0.2	$2.0	$—	$24.9
Receivables, net	2.4	54.4	82.2	—	139.0
Other current assets	13.5	57.9	35.9	(11.4)	95.9

Total current assets	38.6	112.5	120.1	(11.4)	259.8
Property, plant and equipment, net	0.9	26.6	823.6	—	851.1
Goodwill and other intangibles, net	—	10.3	66.4	—	76.7
Investments in and advances to subsidiaries	1,065.2	274.2	—	(1,339.4)	—
Other noncurrent assets	346.0	523.0	11.0	(108.9)	771.1

Total assets	$1,450.7	$946.6	$1,021.1	$(1,459.7)	$1,958.7

Current portion of long-term debt	$4.3	$1.7	$24.1	$—	$30.1
Accounts payable	0.2	31.4	27.3	—	58.9
Other current liabilities	76.9	27.7	102.0	1.8	208.4

Total current liabilities	81.4	60.8	153.4	1.8	297.4
Long-term debt, less current portion	1,870.2	0.2	240.7	—	2,111.1
Other noncurrent liabilities	123.6	55.2	78.8	(122.1)	135.5
Intercompany payables	—	545.6	111.7	(657.3)	—

Total liabilities	2,075.2	661.8	584.6	(777.6)	2,544.0
Minority interest	—	39.2	—	—	39.2
Shareowners’ equity (deficit)	(624.5)	245.6	436.5	(682.1)	(624.5)

Total liabilities and shareowners’ equity (deficit)	$1,450.7	$946.6	$1,021.1	$(1,459.7)	$1,958.7

	December 31, 2003
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash and cash equivalents	$23.5	$0.1	$2.4	$—	$26.0
Receivables, net	0.1	58.3	82.1	—	140.5
Other current assets	3.6	39.2	51.1	(1.0)	92.9

Total current assets	27.2	97.6	135.6	(1.0)	259.4
Property, plant and equipment, net	1.2	12.1	885.5	—	898.8
Goodwill and other intangibles, net	—	10.3	77.8	—	88.1
Investments in and advances to subsidiaries	1,095.9	315.0	40.0	(1,450.9)	—
Other noncurrent assets	367.0	583.6	13.5	(136.9)	827.2

Total assets	$1,491.3	$1,018.6	$1,152.4	$(1,588.8)	$2,073.5

Current portion of long-term debt	$5.3	$2.7	$5.3	$—	$13.3
Accounts payable	0.6	34.3	29.6	—	64.5
Other current liabilities	73.5	60.0	107.6	(23.6)	217.5

Total current liabilities	79.4	97.0	142.5	(23.6)	295.3
Long-term debt, less current portion	2,012.1	—	262.4	—	2,274.5
Other noncurrent liabilities	79.2	69.8	108.7	(114.3)	143.4
Intercompany payables	—	488.2	159.1	(647.3)	—

Total liabilities	2,170.7	655.0	672.7	(785.2)	2,713.2
Minority interest	—	39.7	—	—	39.7
Shareowners’ equity (deficit)	(679.4)	323.9	479.7	(803.6)	(679.4)

Total liabilities and shareowners’ equity (deficit)	$1,491.3	$1,018.6	$1,152.4	$(1,588.8)	$2,073.5

Condensed Consolidating Statements of Cash Flows
(dollars in millions)
	For the year ended December 31, 2004
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$(33.6)	$91.7	$242.6	$—	$300.7

Capital expenditures	—	(24.3)	(109.6)	—	(133.9)
Other investing activities	3.3	3.3	3.0	—	9.6

Cash flows provided by (used in) investing activities	3.3	(21.0)	(106.6)	—	(124.3)

Capital contributions	206.8	(71.3)	(135.5)	—	—
Repayment of long-term debt	(169.5)	0.7	(3.0)	—	(171.8)
Issuance of common shares - exercise of stock options	2.4	—	—	—	2.4
Other financing activities	(10.2)	—	2.1	—	(8.1)

Cash flows provided by (used in) financing activities	29.5	(70.6)	(136.4)	—	(177.5)

Increase (decrease) in cash and cash equivalents	(0.8)	0.1	(0.4)	—	(1.1)
Beginning cash and cash equivalents	23.5	0.1	2.4	—	26.0

Ending cash and cash equivalents	$22.7	$0.2	$2.0	$—	$24.9

	For the year ended December 31, 2003
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$339.0	$(405.6)	$377.2	$—	$310.6

Capital expenditures	(0.1)	(9.1)	(117.2)	—	(126.4)
Proceeds from sale of discontinued operations	—	82.7	—	—	82.7
Other investing activities	3.2	(2.3)	—	—	0.9

Cash flows provided by (used in) investing activities	3.1	71.3	(117.2)	—	(42.8)

Issuance of long-term debt	1,390.0	—	—	—	1,390.0
Capital contributions	(299.3)	535.9	(236.6)	—	—
Repayment of long-term debt	(1,371.3)	(195.1)	(24.2)	—	(1,590.6)
Issuance of common shares - exercise of stock options	2.2	—	—	—	2.2
Other financing activities	(78.8)	(9.5)	—	—	(88.3)

Cash flows provided by (used in) financing activities	(357.2)	331.3	(260.8)	—	(286.7)

Increase (decrease) in cash and cash equivalents	(15.1)	(3.0)	(0.8)	—	(18.9)
Beginning cash and cash equivalents	38.6	3.1	3.2	—	44.9

Ending cash and cash equivalents	$23.5	$0.1	$2.4	$—	$26.0

	For the year ended December 31, 2002
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$4.1	$(83.7)	$272.2	$—	$192.6

Capital expenditures	(0.2)	(69.9)	(105.8)	—	(175.9)
Proceeds from sale of discontinued operations	—	—	345.0	—	345.0
Other investing activities	—	23.3	—	—	23.3

Cash flows provided by (used in) investing activities	(0.2)	(46.6)	239.2	—	192.4

Issuance of long-term debt	—	151.0	—	—	151.0
Capital contributions	486.9	(4.1)	(482.8)	—	—
Repayment of long-term debt	(450.0)	(0.4)	(26.5)	—	(476.9)
Issuance of common shares - exercise of stock options	0.8	—	—	—	0.8
Other financing activities	(20.3)	(24.7)	—	—	(45.0)

Cash flows provided by (used in) financing activities	17.4	121.8	(509.3)	—	(370.1)

Increase (decrease) in cash and cash equivalents	21.3	(8.5)	2.1	—	14.9
Beginning cash and cash equivalents	17.3	11.6	1.1	—	30.0

Ending cash and cash equivalents	$38.6	$3.1	$3.2	$—	$44.9

21. Supplemental Guarantor Information – Cincinnati Bell Telephone Notes

CBT, a wholly owned subsidiary of the Parent Company, has $250 million in notes outstanding that are guaranteed by Cincinnati Bell Inc. but not the other subsidiaries of Cincinnati Bell Inc. The guarantee is full and unconditional. Substantially all of the Parent Company’s income and cash flow is generated by its subsidiaries. Generally, funds necessary to meet the Parent Company’s debt service obligations are provided by distributions or advances from its subsidiaries.

The following information sets forth the consolidating balance sheets of the Company as of December 31, 2004, and 2003 and the consolidating statements of operations and cash flows for the three years ended December 31, 2004, 2003 and 2002 of (1) Cincinnati Bell Inc., the Parent Company and guarantor (2) CBT, the issuer and (3) the non-guarantor subsidiaries on a combined basis:

Condensed Consolidating Statements of Operations
(dollars in millions)
	For the year ended December 31, 2004
	Parent (CBT Note Guarantor)	CBT Issuer	Other (Non-guarantors)	Eliminations	Total
Revenue	$—	$761.7	$475.1	$(29.7)	$1,207.1
Operating costs and expenses	19.8	482.6	435.1	(29.7)	907.8

Operating income (loss)	(19.8)	279.1	40.0	—	299.3
Equity in earnings (loss) of subsidiaries and discontinued operations, net of taxes	175.9	—	—	(175.9)	—
Interest expense and other financing costs	185.5	17.5	25.6	(25.3)	203.3
Other expense (income), net	(21.5)	(1.2)	(6.9)	25.3	(4.3)

Income (loss) before income taxes	(7.9)	262.8	21.3	(175.9)	100.3
Income tax expense (benefit)	(72.1)	101.9	6.3	—	36.1

Net income (loss)	64.2	160.9	15.0	(175.9)	64.2
Preferred stock dividends	10.4	—	—	—	10.4

Net income (loss) applicable to common shareowners	$53.8	$160.9	$15.0	$(175.9)	$53.8

	For the year ended December 31, 2003
	Parent (CBT Note Guarantor)	CBT Issuer	Other (Non-guarantors)	Eliminations	Total
Revenue	$—	$820.4	$789.3	$(51.9)	$1,557.8
Operating costs and expenses	27.3	524.3	374.1	(51.9)	873.8

Operating income (loss)	(27.3)	296.1	415.2	—	684.0
Equity in earnings (loss) of subsidiaries and discontinued operations, net of taxes	1,160.7	—	—	(1,160.7)	—
Interest expense and other financing costs	202.3	20.8	71.5	(60.4)	234.2
Other expense (income), net	(44.1)	(10.9)	27.2	60.4	32.6

Income (loss) before income taxes and cumulative effect of change in accounting principle	975.2	286.2	316.5	(1,160.7)	417.2
Income tax expense (benefit)	(270.8)	95.2	(653.2)	—	(828.8)

Income (loss) from continuing operations and cumulative effect of change in accounting principle	1,246.0	191.0	969.7	(1,160.7)	1,246.0
Cumulative effect of change in accounting principle, net of tax	85.9	86.3	(0.4)	(85.9)	85.9

Net income (loss)	1,331.9	277.3	969.3	(1,246.6)	1,331.9
Preferred stock dividends	10.4	—	—	—	10.4

Net income (loss) applicable to common shareowners	$1,321.5	$277.3	$969.3	$(1,246.6)	$1,321.5

	For the year ended December 31, 2002
	Parent (CBT Note Guarantor)	CBT Issuer	Other (Non-guarantors)	Eliminations	Total
Revenue	$—	$833.1	$1,425.4	$(79.9)	$2,178.6
Operating costs and expenses	12.1	547.8	3,792.1	(79.9)	4,272.1

Operating income (loss)	(12.1)	285.3	(2,366.7)	—	(2,093.5)
Equity in earnings (loss) of subsidiaries and discontinued operations, net of taxes	(2,139.7)	—	—	2,139.7	—
Interest expense and other financing costs	137.8	22.1	81.9	(77.6)	164.2
Other expense (income), net	(28.6)	(2.9)	21.7	77.6	67.8

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	(2,261.0)	266.1	(2,470.3)	2,139.7	(2,325.5)
Income tax expense (benefit)	(29.4)	95.1	58.0	—	123.7

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(2,231.6)	171.0	(2,528.3)	2,139.7	(2,449.2)
Income from discontinued operations, net	—	—	217.6	—	217.6
Cumulative effect of a change in accounting principle, net of tax	(2,008.7)	—	(2,008.7)	2,008.7	(2,008.7)

Net income (loss)	(4,240.3)	171.0	(4,319.4)	4,148.4	(4,240.3)
Preferred stock dividends	10.4	—	—	—	10.4

Net income (loss) applicable to common shareowners	$(4,250.7)	$171.0	$(4,319.4)	$4,148.4	$(4,250.7)

Condensed Consolidating Balance Sheets
(dollars in millions)
	December 31, 2004
	Parent (CBT Note Guarantor)	CBT Issuer	Other (Non-guarantors)	Eliminations	Total
Cash and cash equivalents	$22.7	$1.4	$0.8	$—	$24.9
Receivables, net	2.4	67.6	69.0	—	139.0
Other current assets	13.5	31.2	62.6	(11.4)	95.9

Total current assets	38.6	100.2	132.4	(11.4)	259.8
Property, plant and equipment, net	0.9	605.4	244.8	—	851.1
Goodwill and other intangibles, net	—	—	76.7	—	76.7
Investments in and advances to subsidiaries	1,065.2	—	—	(1,065.2)	—
Other noncurrent assets	346.0	11.5	646.0	(232.4)	771.1

Total assets	$1,450.7	$717.1	$1,099.9	$(1,309.0)	$1,958.7

Current portion of long-term debt	$4.3	$24.1	$1.7	$—	$30.1
Accounts payable	0.2	34.6	24.1	—	58.9
Other current liabilities	76.9	75.2	54.5	1.8	208.4

Total current liabilities	81.4	133.9	80.3	1.8	297.4
Long-term debt, less current portion	1,870.2	240.7	0.2	—	2,111.1
Other noncurrent liabilities	123.6	67.0	67.0	(122.1)	135.5
Intercompany payables	—	23.9	549.9	(573.8)	—

Total liabilities	2,075.2	465.5	697.4	(694.1)	2,544.0
Minority interest	—	—	39.2	—	39.2
Shareowners’ equity (deficit)	(624.5)	251.6	363.3	(614.9)	(624.5)

Total liabilities and shareowners’ equity (deficit)	$1,450.7	$717.1	$1,099.9	$(1,309.0)	$1,958.7

	As of December 31, 2003
	Parent (CBT Note Guarantor)	CBT Issuer	Other (Non-guarantors)	Eliminations	Total
Cash and cash equivalents	$23.5	$1.7	$0.8	$—	$26.0
Receivables, net	0.1	78.6	61.8	—	140.5
Other current assets	3.6	47.5	42.8	(1.0)	92.9

Total current assets	27.2	127.8	105.4	(1.0)	259.4
Property, plant and equipment, net	1.2	642.9	254.7	—	898.8
Goodwill and other intangibles, net	—	—	88.1	—	88.1
Investments in and advances to subsidiaries	1,095.9	—	—	(1,095.9)	—
Other noncurrent assets	367.0	12.9	584.2	(136.9)	827.2

Total assets	$1,491.3	$783.6	$1,032.4	$(1,233.8)	$2,073.5

Current portion of long-term debt	$5.3	$5.3	$2.7	$—	$13.3
Accounts payable	0.6	38.3	25.6	—	64.5
Other current liabilities	73.5	80.4	87.2	(23.6)	217.5

Total current liabilities	79.4	124.0	115.5	(23.6)	295.3
Long-term debt, less current portion	2,012.1	262.4	—	—	2,274.5
Other noncurrent liabilities	79.2	99.9	78.6	(114.3)	143.4
Intercompany payables	—	28.8	456.7	(485.5)	—

Total liabilities	2,170.7	515.1	650.8	(623.4)	2,713.2
Minority interest	—	—	39.7	—	39.7
Shareowners’ equity (deficit)	(679.4)	268.5	341.9	(610.4)	(679.4)

Total liabilities and shareowners’ equity (deficit)	$1,491.3	$783.6	$1,032.4	$(1,233.8)	$2,073.5

Condensed Consolidating Statements of Cash Flows
(dollars in millions)
	For the year ended December 31, 2004
	Parent (CBT Note Guarantor)	CBT Issuer	Other (Non-guarantors)	Eliminations	Total
Cash flows provided by (used in) operating activities	$(33.6)	$251.2	$83.1	$—	$300.7

Capital expenditures	—	(80.2)	(53.7)	—	(133.9)
Proceeds from sale of assets	—	—	3.3	—	3.3
Other investing activities	3.3	3.0		—	6.3

Cash Flows provided by (used in) investing activities	3.3	(77.2)	(50.4)	—	(124.3)

Capital contributions and other intercompany transactions	206.8	(173.4)	(33.4)	—	0.0
Repayment of long-term debt	(169.5)	(3.0)	0.7	—	(171.8)
Issuance of common shares - exercise of stock options	2.4	—	—	—	2.4
Other financing activities	(10.2)	2.1	—	—	(8.1)

Cash Flows provided by (used in) financing activities	29.5	(174.3)	(32.7)	—	(177.5)

Increase (decrease) in cash and cash equivalents	(0.8)	(0.3)	—	—	(1.1)
Beginning cash and cash equivalents	23.5	1.7	0.8	—	26.0

Ending cash and cash equivalents	$22.7	$1.4	$0.8	$—	$24.9

	For the year ended December 31, 2003
	Parent (CBT Note Guarantor)	CBT Issuer	Other (Non-guarantors)	Eliminations	Total
Cash flows provided by (used in) operating activities	$339.0	$277.3	$(305.7)	$—	$310.6

Capital expenditures	(0.1)	(81.0)	(45.3)	—	(126.4)
Proceeds from sale of broadband assets	—	—	82.7	—	82.7
Other investing activities	3.2	—	(2.3)	—	0.9

Cash Flows provided by (used in) investing activities	3.1	(81.0)	35.1	—	(42.8)

Issuance of long-term debt	1,390.0	—	—	—	1,390.0
Capital contributions and other intercompany transactions	(299.3)	(173.0)	472.3	—	—
Repayment of long-term debt	(1,371.3)	(24.2)	(195.1)	—	(1,590.6)
Issuance of common shares - exercise of stock options	2.2	—	—	—	2.2
Other financing activities	(78.8)	—	(9.5)	—	(88.3)

Cash Flows provided by (used in) financing activities	(357.2)	(197.2)	267.7	—	(286.7)

Increase (decrease) in cash and cash equivalents	(15.1)	(0.9)	(2.9)	—	(18.9)
Beginning cash and cash equivalents	38.6	2.6	3.7	—	44.9

Ending cash and cash equivalents	$23.5	$1.7	$0.8	$—	$26.0

	For the year ended December 31, 2002
	Parent (CBT Note Guarantor)	CBT Issuer	Other (Non-guarantors)	Eliminations	Total
Cash flows provided by (used in) operating activities	$4.1	$326.8	$(138.3)	$—	$192.6

Capital expenditures	(0.2)	(80.3)	(95.4)	—	(175.9)
Proceeds from sale of discontinued operations	—	—	345.0	—	345.0
Other investing activities	—	—	23.3	—	23.3

Cash flows provided by (used in) investing activities	(0.2)	(80.3)	272.9	—	192.4

Issuance of long-term debt	—	—	151.0	—	151.0
Capital contributions and other intercompany transactions	486.9	(217.3)	(269.6)	—	—
Repayment of long-term debt	(450.0)	(26.6)	(0.3)	—	(476.9)
Issuance of common shares - exercise of stock options	0.8	—	—	—	0.8
Other financing activities	(20.3)	—	(24.7)	—	(45.0)

Cash flows provided by (used in) financing activities	17.4	(243.9)	(143.6)	—	(370.1)

Increase (decrease) in cash and cash equivalents	21.3	2.6	(9.0)	—	14.9
Beginning cash and cash equivalents	17.3	—	12.7	—	30.0

Ending cash and cash equivalents	$38.6	$2.6	$3.7	$—	$44.9

22. Quarterly Financial Information (Unaudited)

(dollars in millions except per common share amounts)	First	Second	Third	Fourth	Total
2004

Revenue	$302.4	$297.0	$307.9	$299.8	$1,207.1
Operating income	72.8	80.4	82.6	63.5	299.3
Income from:
Continuing operations before discontinued operations and cumulative effect of change in accounting principle	10.9	14.9	17.5	20.9	64.2

Net Income	10.9	14.9	17.5	20.9	64.2
Basic earnings per common share from continuing operations	$0.03	$0.05	$0.06	$0.07	$0.22
Diluted earnings per common share from continuing operations	$0.03	$0.05	$0.06	$0.07	$0.21

(dollars in millions except per common share amounts)	First	Second	Third	Fourth	Total
2003

Revenue	$480.7	$450.6	$315.3	$311.2	$1,557.8
Operating income	99.2	395.1	129.6	60.1	684.0
Income from:
Continuing operations before discontinued operations and cumulative effect of change in accounting principle	37.9	320.4	44.7	843.0	1,246.0
Cumulative effect of change in accounting principle	85.9	—	—	—	85.9

Net Income	$123.8	$320.4	$44.7	$843.0	$1,331.9
Basic earnings per common share from continuing operations	$0.16	$1.45	$0.19	$3.44	$5.44
Diluted earnings per common share from continuing operations	$0.16	$1.33	$0.18	$3.17	$5.02

2004 Unusual Items

In the fourth quarter of 2004, the Company recorded a restructuring charge of $11.4 million intended to improve operating efficiencies and reduce operating expenses. The net effect of the charge related to the restructuring charge decreased diluted earnings per share by $0.03 in the fourth quarter.

In the first, second and third quarters of 2004, the Company recorded additional quarterly depreciation expense of $5.2 million, and recorded $5.0 million in the fourth quarter of 2004 related to the shortening of the economic useful life of its TDMA network assets to the final in-service date of December 31, 2006. The net effect of the depreciation expense decreased diluted earnings per share by $0.01 in the first and second quarters and $0.02 in the third and fourth quarters.

In the third and fourth quarter of 2004, the Company recorded additional amortization expense of $5.6 million and $1.8 million, respectively, related to the roaming and trade name agreements which were no longer operative as a result of the merger between Cingular Wireless and AT&T Wireless. The net effect of the amortization expense decreased diluted earnings per share by $0.01 in the third quarter and had an immaterial impact in the fourth quarter.

In the first, third and fourth quarter of 2004, the Company retired certain assets and recorded asset impairment charges of $2.4 million, $1.7 million and $1.8 million, respectively. The net effect of the charge related to the asset impairments decreased diluted earnings per share by $0.01 in the first quarter and had an immaterial impact in the third and fourth quarter.

In the fourth quarter of 2004, the Company recorded a $3.2 million adjustment related to prior periods to account for certain rent escalations associated with its tower site leases on a straight-line basis. These rent escalations are associated with lease renewal options that were deemed to be reasonably assured of renewal, thereby extending the initial term of the leases. The net effect of the adjustment decreased diluted earnings per share by $0.01 in the fourth quarter. The adjustment was not considered material to the current year or to any prior years’ earnings, earnings trends or individual financial statement line items.

In the fourth quarter of 2004, the Company recorded a non-cash income tax benefit of $12.6 million resulting from a change in estimated future tax benefits. The net effect of the income related to the income tax benefit increased diluted earnings per share by $0.05 in the fourth quarter.

2003 Unusual Items

In the first quarter of 2003, the Company recorded a non-recurring increase to net income of $85.9 million, net of tax, associated with the adoption of SFAS 143 as a change in accounting principle (refer to Note 1). The net effect of the income related to depreciation previously recorded increased diluted earnings per share by $0.39 in the first quarter.

In the second, third and fourth quarter of 2003, the Company sold substantially all the assets of its broadband business (refer to Note 2). The Company recorded a gain on sale of broadband assets of $299.0 million, $37.3 million and $0.4 million, which contributed $1.20 and $0.16 to diluted earnings per share in the second and third quarter, respectively and had an immaterial effect on fourth quarter diluted earnings per share.

The Company reached a final settlement agreement regarding a construction contract that was in dispute in February 2004. As part of the settlement, both parties agreed to drop their respective claims for monetary damages. The Company recorded a $5.2 million charge in the fourth quarter of 2003 as a result of this settlement. The net impact of this charge reduced the Company’s fourth quarter diluted earnings per share by $0.01.

In the third quarter of 2003, the Company recorded a $17.4 million non-cash charge on the exchange of $46.0 million of 9% Senior Subordinated Notes of BRCOM for 11.1 million shares of common stock in Cincinnati Bell Inc. The net impact of this charge reduced the Company’s diluted earnings per share by $0.07. Additionally, the Company recorded a non-cash charge of $8.4 million to interest expense to write-off deferred financing costs related to the Company’s credit facilities, which were reduced using the proceeds from the issuance of the 7 1/4% Senior Notes due 2013. The net impact of this charge reduced the Company’s fourth quarter diluted earnings per share by $0.04.

In the fourth quarter of 2003, the Company recorded a non-cash gain of $16.2 million due to the extinguishment of the Company’s convertible subordinated debentures, which were purchased at 97% of accreted value. The net impact of this gain increased the Company’s fourth quarter diluted earnings per share by $0.04.

In the fourth quarter of 2003, the Company recorded a gain of $10.0 million due to the modification of a lease at the Company’s headquarters. This modification required the lease to be reclassified from a capital lease to an operating lease. The net impact of this gain increased the Company’s fourth quarter diluted earnings per share by $0.02.

In the fourth quarter of 2003, the Company recorded a non-cash income tax benefit of $823.0 million resulting primarily from the reversal of substantially all the deferred tax asset valuation allowance related to the uncertainties surrounding BRCOM’s liquidity, which were substantially mitigated in 2003. The net impact of the income tax benefit increased the Company’s fourth quarter diluted earnings per share by $3.08.

23. Concentrations

The Company generates substantially all of its revenue by serving customers in the Greater Cincinnati and Dayton, Ohio areas. An economic downturn or natural disaster occurring in this limited operating territory could have a disproportionate effect on the Company’s business, financial condition, results of operations and cash flows compared to similar companies of a national scope and similar companies operating in different geographic areas.

The Local, Wireless, Hardware and Managed Services and Other segments, which operate in and generate substantially all of their respective revenue from the Greater Cincinnati area, produced one hundred percent of the Company’s consolidated revenue in 2004.

24. Subsequent Event

In early 2005, the Company completed the first stage of a refinancing plan, the primary objective of which is to provide for financial flexibility with regard to the future extinguishment of its 16% notes. By so doing, the Company expects to be able to refinance the 16% notes at a significant interest expense reduction with senior bank debt or new senior securities. The 16% notes mature in January 2009 and are callable at 108% of their accreted value on March 26, 2006, which the Company currently estimates to be $425.6 million at that date.

The Company sought, and received, a consent (“the consent”) from the holders of its 7 1/4% Notes that would allow the Company to refinance the 16% notes. In January 2005, the indenture governing the 7 1/4% Senior notes due 2013 (the “7 1/4% Indenture”) was amended to, among other things, permit the Company to repurchase or redeem the 16% notes without regard to the extent of the Company’s ability to make restricted payments (as defined in the 7 1/4% Indenture) under the restricted payments covenant of the 7 1/4% Indenture. The consent, among other things, also permits the classification of any potential call by the Company of Cingular Wireless Corporation’s minority interest ownership as a “permitted acquisition” and would therefore not be considered a restricted payment with regard to the 7 1/4% Notes Indenture. In February 2005, the indenture governing the 16% notes was amended to, among other things, eliminate the Company’s restrictions relating to BRCOM, the Company’s broadband subsidiary.

On February 16, 2005, as part of the refinancing plan, the Company sold in a private offering $250.0 million of new 7% Senior Notes Due 2015 and $100.0 million in additional 8 3/8% Notes Due 2014 (collectively, the “New Bonds”). The net proceeds from the issuance of the New Bonds together with borrowings under the Company’s new credit facility were used to repay all outstanding borrowings of $438.8 million and terminate the Company’s prior credit facility and to pay the consent fees associated with the consent. The New Bonds are fixed rate bonds to maturity and are not callable until February 15, 2010 and January 15, 2009, respectively.

The Company established a new $250 million revolving credit facility, (“the new credit facility”), on February 16, 2005. Under the terms of the new credit facility, the Company has the right to request, but no lender is committed to provide, an increase in the aggregate amount of the new credit facility of up to $500 million in future incremental borrowing capacity (in addition to the $250 million in initial borrowing capacity), which should be sufficient to fully prepay the 16% notes. The Company used the net proceeds of approximately

$345.7 million from the New Bond issues and initial direct borrowings of approximately $110.0 million from the new revolving credit facility in order to terminate the prior credit facility and pay financing and other fees associated with the refinancing plan, leaving $140.0 million in additional borrowing capacity as of the February 16, 2005 date of closing. Additionally, the Company wrote-off approximately $7.9 million in unamortized deferred financing fees associated with the prior credit facility. As of February 16, 2005, the Company’s subsidiaries that guarantee the credit facility also unconditionally guarantee the New Bonds, the 7 1/4% Senior notes due 2013 and the 8 3/8% notes.

Pursuant to a series of transactions in late February and early March 2005, the Company executed additional fixed-to-floating interest rate swaps with notional amounts of $350 million in order to: (a) hedge the fair value risk associated with additional fixed coupon debt and (b) re-balance the fixed-to-floating rate mix with regard to the Company’s capital structure. The New Bonds have fixed interest rates to their maturity. The interest rate swaps essentially change the fixed rate nature of these bond issues to mimic the floating rates paid on the prior credit facility.

Schedule II

CINCINNATI BELL INC.

VALUATION AND QUALIFYING ACCOUNTS

(dollars in millions)

	Beginning of Period	Charge (Benefit) to Expenses	To (from) Other Accounts		Deductions	End of Period
Allowance for Doubtful Accounts
Year 2004	$20.2	$15.9	$—		$21.6	$14.5
Year 2003	$53.0	$25.0	$—		$57.8	$20.2
Year 2002	$36.4	$55.6	$—		$39.0	$53.0

Deferred Tax
Valuation Allowance
Year 2004	$171.9	$(27.8)	$0.1	(b)	$—	$144.2
Year 2003	$1,210.5	$(1,037.0)	$(1.6	)(a)	$—	$171.9
Year 2002	$85.7	$1,110.7	$14.1	(a)	$—	$1,210.5

(a)	Includes amount related to tax benefits from stock options.
(b)	Includes amount related to tax benefits credited to OCI.